Exhibit 2.1

Execution Version

STOCK PURCHASE AGREEMENT

by and among

NEVRO CORP.,

INTERVENTIONAL PAIN TECHNOLOGIES, INC.

D/B/A VYRSA TECHNOLOGIES,

THE SELLERS LISTED ON ANNEX A ATTACHED HERETO,

PROJECT ANDY NEWCO, LLC, AS SELLERS REPRESENTATIVE,

and

EACH OF PHILADELPHIA MEDICAL MANAGEMENT COMPANY LLC, CAMBER

SPINE TECHNOLOGIES LLC, INSTITUTE FOR MUSCULOSKELETAL SCIENCE

AND EDUCATION LTD. AND S1 SPINE LLC, SOLELY FOR PURPOSES OF

SECTION 5.7

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3.18	Employment Matters	31
3.19	Taxes	32
3.20	Health Care Compliance	35
3.21	Product Liability	37
3.22	Information Technology Systems	38
3.23	Data Security and Privacy	38
3.24	Certain Business Practices	39
3.25	Export Compliance	40
3.26	Books and Records	40
3.27	Related Party Transactions	41
3.28	Brokers	41
3.29	No Other Representations and Warranties	41

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE BUYER		41

4.1	Organization; Power	41
4.2	Due Execution	42
4.3	Valid Issuance of Buyer Common Stock	42
4.4	Investment and Financial Ability	42
4.5	No Conflicts; Consents	42
4.6	Compliance with Laws and Regulations; Permits	42
4.7	SEC Reports	43
4.8	Financial Statements	43
4.9	No Other Representations and Warranties	43

ARTICLE V. ADDITIONAL AGREEMENTS		43

5.1	Litigation Support	43
5.2	Tax Matters	44
5.3	Confidentiality	47
5.4	Confidentiality of Terms of Transaction	48
5.5	Further Actions	48
5.6	Employee Matters	48
5.7	Wrong Pockets	48
5.8	Termination of Related Party Transactions	49
5.9	Use of Corporate Name or Trade Name	49
5.10	Director and Officer Liability and Indemnification	49

ARTICLE VI. INDEMNIFICATION		49

6.1	Survival Periods	49
6.2	Indemnification of the Buyer Indemnified Parties by the Sellers	50
6.3	Indemnification of the Seller Indemnified Parties by the Buyer	52
6.4	Notice and Defense of Third-Party Claims	52
6.5	Notice of Non-Third-Party Claims	54
6.6	Right of Set Off for Breaches; Recourse	54
6.7	Determination of Loss Amount	55
6.8	Indemnification as Sole Remedy	56
6.9	Tax Treatment of Indemnity Payments	56

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ARTICLE VII. DEFINITIONS		56

7.1	Interpretation	56
7.2	Certain Definitions	57

ARTICLE VIII. MISCELLANEOUS		71

8.1	Release	71
8.2	No Third-Party Beneficiaries	72
8.3	Entire Agreement	72
8.4	Successors and Assigns	72
8.5	Counterparts	73
8.6	Titles	73
8.7	Notices	73
8.8	Governing Law	74
8.9	Consent to Jurisdiction	74
8.10	Amendment or Modification	75
8.11	Waivers	75
8.12	Specific Performance	75
8.13	Cumulative Remedies	75
8.14	Press Releases	76
8.15	Expenses	76
8.16	Construction	76
8.17	Severability of Provisions	77
8.18	Sellers Representative	77
8.19	Provision Respecting Legal Representation; Attorney-Client Privilege	79

[***]

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STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of November 30, 2023, by and among (i) Interventional Pain Technologies, Inc. d/b/a Vyrsa Technologies, a corporation organized under the laws of the Commonwealth of Pennsylvania (the “Company”), (ii) Nevro Corp., a Delaware corporation (the “Buyer”), (iii) the Persons listed on Annex A under the heading “Sellers” (collectively, the “Sellers”) and (iv) Project Andy Newco, LLC, in its capacity as representative of the Sellers (the “Sellers Representative”). Capitalized terms used herein and not otherwise defined herein shall have the meaning given such terms in Article VII.

RECITALS

WHEREAS, the Sellers own all of the issued and outstanding capital stock of the Company, which as of the date of this Agreement consists of 10,000,000 shares of common stock, without par value (the “Common Stock”, and the shares of such Common Stock, the “Shares”).

WHEREAS, the Buyer desires to purchase from the Sellers, and the Sellers desire to sell to the Buyer, all of the Sellers’ right, title and interest in and to the issued and outstanding Shares, after which the Company shall become a wholly owned subsidiary of the Buyer.

WHEREAS, the Board of Directors of the Company has authorized the adoption of this Agreement and determined that it is advisable and in the best interest of their stockholders.

WHEREAS, effective with the execution and delivery of this Agreement and as a material inducement to the Buyer’s willingness to enter into this Agreement, (i) each Seller owning more than five percent (5.0%) of the Shares and (ii) each PMMC Company (as defined herein) is concurrently entering into a non-competition and non-solicitation agreement in the form of Exhibit A-1 or Exhibit A-2, as applicable (the “Restrictive Covenant Agreements”).

WHEREAS, effective with the execution and delivery of this Agreement and as a material inducement to the Buyer’s willingness to enter into this Agreement, the Company has entered into that certain amended and restated license agreement attached hereto as Exhibit F with Camber Spine Technologies, LLC (“Camber Spine”) (the “Amended and Restated License Agreement”).

AGREEMENT

In consideration of the mutual representations, warranties, covenants, and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

PURCHASE AND SALE OF THE SHARES

1.1 Delivery of Closing Payment Certificate; Calculation of Purchase Price.

(a) Two (2) Business Days prior to the date hereof, the Sellers have delivered to the Buyer (1) a certificate satisfactory to the Buyer and executed by an executive officer of the

Company (the “Closing Payment Certificate”), setting forth the Sellers’ good faith calculation of (i) the Estimated Closing Payment, including the calculations of each of (A) the Indebtedness Amount, (B) the Company Transaction Expenses, (C) the amount of Working Capital, and (D) the Closing Cash as of 11:59 p.m. Eastern Time on the day immediately preceding the Closing Date (such estimate, “Estimated Working Capital”); (ii) (X) the aggregate amount to be paid to each Equityholder and Noteholder at the Closing in accordance with Section 1.1(c), (Y) each Equityholder’s Pro Rata Portion of the Estimated Closing Payment, (Z) each Equityholder’s and Noteholder’s address and payment information (together with Section 1.1(a)(ii)(X) and (Y), the “Payment Spreadsheet”); and (iii) a draft balance sheet for the Company (the “Draft Closing Date Balance Sheet”) and (2) a tax identification number and duly completed and executed IRS Form W-9 or W-8, as applicable, for each Equityholder and Noteholder. The Draft Closing Date Balance Sheet and Estimated Working Capital shall have been prepared in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

(b) For purposes of this Agreement, the “Estimated Closing Payment” means an amount equal to (i) $40,000,000; plus (ii) the Closing Cash; minus (iii) the Indebtedness Amount; minus (iv) the Company Transaction Expenses; plus (v) the amount (if any) by which Estimated Working Capital exceeds Target Working Capital; minus (vi) the amount (if any) by which Target Working Capital exceeds Estimated Working Capital. The Estimated Closing Payment shall be subject to adjustment as set forth in Section 1.4 and Section 1.5 hereof.

(c) Purchase and Sale of the Shares. Pursuant to the terms and subject to the conditions set forth herein, at the Closing, each Seller shall sell, assign, transfer, convey and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from each Seller, all right, title and interest in and to all of the Shares held by such Seller immediately prior to the Closing, free and clear of all Liens.

(i) Shares. Each Seller with respect to each share of Common Stock shall receive: (i) at the Closing an amount in cash equal to that portion of the Estimated Closing Payment set forth on the Payment Spreadsheet for each such Seller minus the product of (A) the Escrow Amount plus the amount of the Expense Fund, multiplied by (B) such Seller’s Pro Rata Portion; (ii) the right to receive the amount in cash, without interest, equal to the Seller’s Pro Rata Portion of any cash disbursements that may become payable in the future with respect to such Seller’s portion of the Escrow Amount in accordance with the terms of this Agreement and the Escrow Agreement; (iii) the right to receive the amount in cash, without interest, equal to the Seller’s Pro Rata Portion of any cash disbursements that may become payable in the future with respect to such Seller’s portion of the Expense Fund in accordance with the terms of this Agreement; and (iv) the right to receive the amount in cash or shares of Buyer Common Stock (as may be applicable), without interest, equal to the Seller’s Pro Rata Portion of any Milestone Payments that become payable in accordance with in the terms of this Agreement.

(ii) Stock Options. Effective as of immediately prior to the Closing, each Company Stock Option, to the extent then outstanding and unexercised, whether vested or unvested, shall automatically, without any action on the part of the holder thereof (the “Optionholder”), be cancelled and converted into the right of the holder thereof to receive from the Company, subject to execution and timely delivery of a Stock Option Cancellation

Agreement in the form attached hereto as Exhibit E, (i) that portion of the Estimated Closing Payment set forth on the Payment Spreadsheet for such Optionholder (which, for the avoidance of doubt, shall be net of the aggregate exercise price of the Company Stock Options held by such holder) minus the product of (A) the Escrow Amount plus the amount of the Expense Fund multiplied by (B) such Optionholder’s Pro Rata Portion and subject to applicable withholding Tax, paid on the first regular payroll date that is at least five (5) Business Days following the Closing; (ii) the right to receive, with respect to each Company Stock Option, the amount in cash, without interest, equal to the Optionholder’s Pro Rata Portion of any cash disbursements that may become payable in the future with respect to such Optionholder’s portion of the Escrow Amount in accordance with the terms of this Agreement and the Escrow Agreement; (iii) the right to receive, with respect to each Company Stock Option, the amount in cash, without interest, equal to the Optionholder’s Pro Rata Portion of any cash disbursements that may become payable in the future with respect to such Optionholder’s portion of the Expense Fund in accordance with the terms of this Agreement; and (iv) the right to receive, with respect to each Company Stock Option, the amount in cash or shares of Buyer Common Stock (as may be applicable), without interest, equal to the Optionholder’s Pro Rata Portion of any Milestone Payments that become payable in accordance with in the terms of this Agreement.

(iii) Notwithstanding anything to the contrary set forth herein, in no event shall the aggregate purchase price paid at the Closing pursuant to this Section 1.1 exceed an amount equal to the Estimated Closing Payment minus the Escrow Amount minus the amount of the Expense Fund.

1.2 Escrow Amount & Expense Fund.

(a) The Sellers hereby authorize and instruct the Buyer to deduct from the Estimated Closing Payment otherwise payable to the Sellers and Optionholders at the Closing an aggregate amount of $4,000,000 (the “Escrow Amount”). At the Closing, the Buyer shall deposit the Escrow Amount into an escrow account (the “Escrow Account”) established pursuant to the terms of an Escrow Agreement entered into at the Closing among the Sellers Representative, the Buyer and Wilmington Trust, as escrow agent (the “Escrow Agent”), attached hereto as Exhibit C (the “Escrow Agreement”), in order to support the Sellers’ and Optionholders’ indemnification obligations under Article VI and the Sellers’ and Optionholders’ payment obligations under Section 1.5.

(b) The Sellers hereby authorize and instruct the Buyer to deduct from the Estimated Closing Payment otherwise payable to the Sellers and Optionholders at the Closing an aggregate amount of $500,000 (the “Expense Fund”). At the Closing, the Buyer shall deposit the Expense Fund into a separate account with the Escrow Agent.

1.3 The Closing; Deliverables; Payments.

(a) Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place via the exchange of electronic signatures on the date hereof. The date of the Closing hereunder is referred to herein as the “Closing Date” and the Closing Date will be deemed to have occurred at 12:01 a.m. on the date upon which the Closing occurs.

(b) Closing Deliverables. Subject to the terms and conditions set forth herein, and on the basis of the representations, warranties, covenants and agreements set forth herein, at the Closing:

(i) Consents. All filings, notices, licenses, Permits, approvals (including any required corporate approvals) and other consents of, to or with, any Person that are listed on Schedule 3.4(a) of the Disclosure Letter shall have been duly made or obtained and shall be in full force and effect as of the Closing, each in form and substance satisfactory to the Buyer;

(ii) Amended and Restated License Agreement. Camber Spine and the Company shall concurrent with the Closing execute and deliver the Amended and Restated License Agreement;

(iii) Intellectual Property Assignment Agreement. The Company and the PMMC Companies shall concurrent with the Closing execute and deliver the intellectual property assignment agreement (the “Intellectual Property Assignment Agreement”) set forth in Exhibit G dated as of the date hereof;

(iv) Transition Services Agreement. The Company and Camber Spine shall concurrent with the Closing execute and deliver the transition services agreement (the “Transition Services Agreement”) set forth in Exhibit H dated as of the date hereof;

(v) Escrow Agreement. The Escrow Agent, the Buyer and the Sellers Representative shall concurrent with the Closing execute and deliver the Escrow Agreement, dated as of the date hereof and the Buyer shall deliver the Escrow Amount to the Escrow Agent, by wire transfer of immediately available funds to the account designated by the Escrow Agent, in accordance with Section 1.2;

(vi) Paying Agent Agreement. The Buyer, the Sellers Representative and Wilmington Trust, as paying agent (the “Paying Agent”) shall concurrent with the Closing execute and deliver the Paying Agent Agreement, dated as of the date hereof and the Buyer shall deliver the Estimated Closing Payment minus the Escrow Amount minus the Expense Fund to the Paying Agent, by wire transfer of immediately available funds to the account designated by the Paying Agent, in accordance with Section 1.1(c);

(vii) Termination of Related-Party Agreements. The Company shall deliver, or cause to be delivered to the Buyer, written evidence, in form and substance satisfactory to the Buyer, evidencing the termination of the Contracts listed on Schedule 3.27 of the Disclosure Letter;

(viii) FIRPTA Certificate. The Company shall deliver to the Buyer a properly executed certificate by the Company that meets the requirements of Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h), dated as of the Closing Date, certifying that no interest in the Company is a U.S. real property interest, in form and substance reasonably acceptable to the Buyer along with written authorization for the Buyer to deliver such notice form to the Internal Revenue Service on behalf of the Company upon Closing; provided, that if such certificate is not provided, the Buyer shall proceed with Closing and withhold from any payment to be made under this Agreement an amount the Buyer determines appropriate to comply with applicable Law;

(ix) Restrictive Covenant Agreements. The Restrictive Covenant Agreements, separately executed by each of the Sellers owning more than five percent (5.0%) of the Shares in the form attached hereto as Exhibit A-1, and by each of the PMMC Companies in the form attached hereto as Exhibit A-2, shall be in full force and effect;

(x) Offer Letters. Offer letters from the Buyer, accepted and signed by each of the persons set forth on Schedule 1.3(b)(x) of the Disclosure Letter, shall be in full force and effect;

(xi) 401(k) Plan. By the date of this Agreement, the Company shall have withdrawn as an adopting employer under the Camber 401(k) Plan, and the Company shall have fully vested all Continuing Employees who are Camber 401(k) Plan participants in their account balances. After the Closing, Continuing Employees shall be eligible for distributions from the Camber 401(k) Plan;

(xii) Resignations. Resignations of the Company’s directors and officers, in the form of Exhibit B, executed by each officer and director prior to the Closing shall be in full force and effect;

(xiii) Share Certificates. Each Seller shall deliver or cause to be delivered to the Buyer one or more certificates representing all of the Shares held by such Seller, free and clear of all Liens, Encumbrances, and restrictions, duly endorsed for transfer or accompanied by appropriate transfer documents, or such deeds, bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as the Buyer shall deem reasonably necessary to vest in the Buyer or one or more of their designees all right, title and interest in, to and under the Shares in the manner described herein, free and clear of all Liens, Encumbrances, and restrictions, and in form and substance reasonably satisfactory to the Buyer;

(xiv) Company Transaction Expenses. The Sellers shall deliver to the Buyer invoices or other supporting documentation evidencing the Company Transaction Expenses set forth on the Closing Payment Certificate;

(xv) Convertible Notes and Other Indebtedness Payoff. The Company shall deliver to the Buyer (A) one or more payoff letters, duly executed by the applicable lenders, with respect to all Indebtedness of the Company, accompanied by UCC termination statements, releases and any other documentation reasonably requested by the Buyer to evidence the satisfaction in full of such Indebtedness, in each case, in form and substance satisfactory to the Buyer, (B) payoff letters duly executed by the Noteholders with respect to all Indebtedness of the Company with respect to such Convertible Notes and (C) Noteholder Cancellation Agreements in the form of Exhibit I-1 or Exhibit I-2, as applicable, in full force and effect and as executed by each respective holder of Convertible Notes as of immediately prior to the Closing;

(xvi) Stock Option Cancellation Agreements. Stock Option Cancellation Agreements in the form of Exhibit E, executed by each holder of Company Stock Options as of immediately prior to the Closing shall be in full force and effect; and

(xvii) Other. The Company shall deliver such other documents or instruments as the Buyer may reasonably request or may be required to effect the transactions contemplated by the Transaction Documents.

(c) Closing Payments.

(i) The Buyer shall cause the Paying Agent to deliver to the Equityholders (other than Optionholders who are current or former employees of the Company) and Noteholders the consideration specified in Section 1.1(c) by wire transfer of immediately available funds to the account(s) designated by the Company in the Payment Spreadsheet in exchange for all Shares held by the Sellers and payoff letters pursuant to Section 1.1(a) executed by each Noteholder, respectively.

(ii) As promptly as practicable following the Closing Date, the Company shall pay, through the Company’s payroll system, to each Optionholder who is a current or former employee of the Company and entitled to receive consideration specified in Section 1.1(c)(ii), that portion of the consideration specified in Section 1.1(c)(ii) in respect of their Company Stock Options subject to any amounts required to be withheld pursuant to Section 1.6.

(iii) The Buyer shall or shall cause the Paying Agent to pay, or cause to be paid, on behalf of the Sellers or the Company, those Company Transaction Expenses required to be paid at the Closing by wire transfer of immediately available funds to account(s) specified by the Company in the Closing Payment Certificate.

(iv) The Buyer shall or shall cause the Paying Agent to pay, or cause to be paid, the Indebtedness Amount by wire transfer of immediately available funds to account(s) specified by the Company in the Closing Payment Certificate.

1.4 Post-Closing Adjustments to Estimated Closing Payment.

(a) No later than ninety (90) days following the Closing Date, the Buyer will prepare, or cause to be prepared, and deliver to the Sellers Representative a statement (the “Closing Statement”) setting forth the Buyer’s calculation of (i) the Indebtedness Amount, (ii) the Company Transaction Expenses, (iii) the Closing Working Capital, and (iv) the Closing Cash. The Closing Statement shall be accompanied by such supporting documentation reasonably necessary to derive the numbers set forth therein. In the event the Buyer fails to deliver the Closing Statement within such ninety (90) day time period, it shall be deemed to have waived the right to collect a negative Adjustment Amount from the Escrow Account.

(b) During the thirty (30) days after delivery of the Closing Statement, the Buyer will provide the Sellers Representative and its accountants reasonable access, during normal business hours and upon reasonable notice, to review the financial books and records of the Company, any of the Company’s accountants’ work papers related to the calculation of amounts in the Closing

Statement (subject to the execution of any access letters that such accountants may require in connection with the review of such work papers). Any information shared with the Sellers Representative or its accountants will be subject to Section 5.3. If the Sellers Representative disagrees with any of the Buyer’s calculations of any items or amounts set forth in the Closing Statement, the Sellers Representative may, within thirty (30) days after delivery of the Closing Statement, deliver a written notice (the “Objection Notice”) to the Buyer disagreeing with such calculations. The Objection Notice shall specify those items or amounts with which the Sellers Representative disagrees, together with a detailed written explanation of the reasons for disagreement with each such item or amount, and shall set forth the Sellers Representative’s calculation, based on such objections, of (i) the Indebtedness Amount, (ii) the Company Transaction Expenses, (iii) the Closing Working Capital, and (iv) the Closing Cash. To the extent any item or amount in the Closing Statement is not set forth in the Objections Notice, the Sellers Representative shall be deemed to have agreed with the Buyer’s calculation of all other items and amounts contained therein. If the Sellers Representative does not deliver the Objection Notice within thirty (30) days after delivery of the Closing Statement, then all of the items and amounts set forth in the Closing Statement, including the Indebtedness Amount, the Company Transaction Expenses and the Closing Working Capital, as applicable, shall be deemed to be Final and Binding on the Sellers and the Buyer.

(c) If the Objection Notice is timely delivered pursuant to Section 1.4(b), the Sellers Representative and the Buyer shall, during the thirty (30) days following such delivery, negotiate in good faith to reach agreement on the value of the disputed items or amounts. If, during such period, the Sellers Representative and the Buyer are unable to reach agreement on all disputed items and amounts, they shall promptly thereafter mutually engage and submit such dispute to an independent accounting firm nationally recognized and reasonably satisfactory to the Sellers Representative and the Buyer (the “Accounting Referee”) for Final and Binding resolution. Each of the Sellers Representative and the Buyer shall submit a statement of its position and supporting documentation to the Accounting Referee and the other party within fifteen (15) calendar days of engagement of the Accounting Referee, and within ten (10) calendar days of its receipt of such documentation from the other party may provide a responsive statement to the Accounting Referee (in which case it shall provide a copy to the other party). The Accounting Referee shall act as an expert and not as an arbitrator and neither the Buyer nor the Sellers Representative shall have any ex parte communication or meetings related hereto with the Accounting Referee without receiving the prior written consent of the other party. The Accounting Referee’s determination will be based solely on presentations by the Sellers Representative and the Buyer or their respective representatives that are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of independent review) and the Sellers Representative and the Buyer shall cause the Accounting Referee to deliver to the Sellers Representative and the Buyer as promptly as practicable a written report setting forth its determination of the items and/or amounts in dispute. Such report shall be Final and Binding on the Sellers and the Buyer, absent manifest error. The fees of the Accounting Referee shall be borne by the Buyer and the Sellers in inverse proportion as each shall prevail in respect of the dollar amount of disputed items so submitted (as finally determined by the Accounting Referee). “Final Resolution Date” shall be the earlier of (i) the day on which written notice is received by the Buyer from the Sellers Representative that the Sellers Representative is in agreement with the Closing Statement and will not deliver an Objection Notice with respect thereto, (ii) thirty (30) days after delivery of the Closing Statement if the Objection Notice is not delivered or (iii) if the Objection Notice is timely delivered, then the earlier of when the parties reach a written agreement on the value of the disputed items pursuant to the terms of this Section 1.4 or three (3) Business Days after the Accounting Referee delivers its final report.

1.5 Post-Closing Adjustment Payments.

(a) The “Final Closing Payment” shall be an amount equal to (i) $40,000,000; plus (ii) the Closing Cash as finally determined pursuant to Section 1.4, minus (iii) the Company’s Indebtedness Amount as finally determined pursuant to Section 1.4; minus (iv) the Company Transaction Expenses as finally determined pursuant to Section 1.4; plus (v) the amount (if any) by which Closing Working Capital as finally determined pursuant to Section 1.4 exceeds Working Capital Upper Collar; minus (vi) the amount (if any) by which Working Capital Lower Collar exceeds Closing Working Capital as finally determined pursuant to Section 1.4, minus (vii) the Escrow Amount, minus (viii) the Expense Fund. The “Adjustment Amount” shall be an amount (which may be expressed as a positive or negative number) equal to the Final Closing Payment minus the Estimated Closing Payment.

(b) If the Adjustment Amount, as finally determined pursuant to Section 1.4, is a negative number, within five (5) days after the Final Resolution Date, the Buyer and the Sellers Representative shall direct the Escrow Agent to pay to the Buyer from the Escrow Account an aggregate amount equal to the absolute value of the Adjustment Amount.

(c) If the Adjustment Amount, as finally determined pursuant to Section 1.4, is a positive number, then the Buyer shall, within five (5) days after the Final Resolution Date, deliver to the Paying Agent to deliver to each Seller a payment, by check or by wire transfer of immediately available funds to the account designated by the Sellers Representative, equal to such Seller’s Pro Rata Portion of the Adjustment Amount.

(d) If the Adjustment Amount is equal to zero (0), then no payment shall be made by or to any party hereunder.

(e) Any payment of an Adjustment Amount shall constitute an adjustment to the Estimated Closing Payment for all Tax purposes and shall be treated as such by the Buyer and the Sellers on their Tax Returns to the extent permitted by Law.

1.6 Withholding. Notwithstanding anything to the contrary in this Agreement, the Buyer, the Company, the Escrow Agent, the Paying Agent and their Affiliates (and any other Person that has a withholding obligation with respect to any payment made pursuant to this Agreement) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any Person such amounts as are required to be deducted and withheld under the Code (or any provision of applicable Law with respect to the making of such payment) with respect to such payment; provided, however, if the Buyer or the Company determines that it is obligated to deduct or withhold any amounts from any non-compensatory amounts payable or otherwise deliverable pursuant to this Agreement, such Person shall (i) use commercially reasonable efforts to provide two (2) days prior written notice of its intent to deduct and withhold, and (ii) the parties shall reasonably cooperate to minimize or eliminate any potential deductions and withholdings. To the extent that amounts are so deducted and withheld and paid to the appropriate Tax Authority, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of whom such deduction and withholding were made.

1.7 Milestone Payments. The Buyer, the Sellers and the Sellers Representative shall fulfill their respective obligations pursuant to Exhibit K, which is incorporated by reference herein as if set forth herein.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES REGARDING THE SELLERS

Except as set forth in the disclosure schedules dated as of the date of this Agreement and delivered to the Buyer herewith (the “Disclosure Letter”), each Seller hereby represents and warrants to the Buyer that the statements contained in this Article II are true and correct as of the date hereof.

2.1 Organization. Such Seller, if not a natural person, is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization and all other jurisdictions in which its ownership of property or conduct of business requires it to be qualified (except, in the case of good standing, for entities incorporated or organized under the Laws of any jurisdiction that does not recognize such concept).

2.2 Power; Authorization. Such Seller has all requisite power and authority to execute, deliver and perform his, her or its obligations under this Agreement and the other Transaction Documents to which such Seller is a party and to consummate the transactions contemplated hereunder and thereunder. The execution, delivery and performance of this Agreement and the other Transaction Documents to which such Seller is a party, and the compliance by such Seller with the provisions of this Agreement and each Transaction Document to which it is a party, have been duly authorized by such Seller. All actions and proceedings required to be taken by or on the part of such Seller to authorize and permit the execution, delivery and performance by such Seller of this Agreement and the other Transaction Documents to which such Seller is a party have been duly and validly taken. This Agreement has been, and each other Transaction Document to which such Seller is a party has been, duly executed and delivered by such Seller. This Agreement constitutes, and each other Transaction Document to which such Seller is or will be a party constitutes, or will constitute when so duly executed and delivered, a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, in each case subject to the effect of any applicable bankruptcy, reorganization, insolvency, fraudulent transfer, moratorium or similar Laws from time to time in effect affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) (the “Enforceability Exceptions”).

2.3 Title to Shares. Such Seller is the record and beneficial owner of the Shares set forth opposite such Seller’s name on Schedule 2.3 of the Disclosure Letter, free and clear of all Liens or any other restrictions on transfer, other than restrictions on transfer under federal and state securities Laws. Such Seller has all requisite power and authority to sell, transfer, assign and deliver the Shares as provided in this Agreement and the other Transaction Documents to which such Seller is a party, and at the Closing, such Seller shall transfer to the Buyer good title to the Shares owned by such Seller, free and clear of all Liens or any other restrictions on transfer. Other than this Agreement, such Shares are not subject to any voting trust agreement or any other Contract restricting or otherwise relating to the voting, dividend rights or disposition of such Shares.

2.4 No Conflict; Required Filings and Consents.

(a) The execution and delivery by such Seller of this Agreement and the other Transaction Documents to which such Seller is a party does not, and the performance by such Seller of this Agreement and such other Transaction Documents will not: (i) if such Seller is an entity, conflict with or violate any provision of the organizational documents of such Seller; (ii) conflict with or violate any Law applicable to such Seller or any of his, her or its Affiliates or by which any of the Shares of such Seller is bound or affected; (iii) (A) require any consent or approval under, (B) result in any breach of or any loss of any benefit under, (C) constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under, or (D) give to others any right of termination, vesting, amendment, acceleration or cancellation of, any obligation or right under any Contract or Permit to which such Seller is a party and which any of his or her Shares is subject; or (iv) result in the creation of a Lien on any of the Shares of such Seller.

(b) The execution and delivery by such Seller of this Agreement and the other Transaction Documents to which such Seller is a party does not and will not, and the performance of this Agreement and the Transaction Documents to which such Seller is a party will not, require any consent, approval, Order, authorization or permit of, or registration, declaration or filing with or notification to, any Governmental Entity.

2.5 Legal Proceedings; Orders. There are no Actions or Orders pending or, to such Seller’s Knowledge, threatened against or affecting such Seller, that (a) could reasonably be expected to adversely affect the ability of such Seller to consummate the transactions contemplated by this Agreement or any other Transaction Document to which such Seller is a party, or (b) challenge or that could reasonably be expected to prevent, impede, hinder, delay, make illegal, impose limitations or conditions on, or otherwise interfere with, any of the transactions contemplated by this Agreement or any other Transaction Document to which such Seller is a party. Such Seller is not subject to any Order that relates to the Business of, or any assets owned or used by, the Company.

2.6 Brokerage. There are no claims for brokerage commissions, finders’ fees, financial advisors’ fees or similar compensation in connection with the transactions contemplated by this Agreement or any other Transaction Document to which such Seller is a party based on any Contract to which such Seller is a party or that is otherwise binding upon such Seller and no Person is entitled to any fee or commission or like payment in respect thereof.

2.7 Affiliated Transactions. Neither such Seller nor any Affiliate of such Seller that is a Related Party (a) is a party to any Contract with the Company; (b) has any direct or indirect financial interest in, or is an officer, director, manager, employee or consultant of, any competitor, supplier, licensor, distributor, lessor, independent contractor or customer of the Company (it being agreed, however, that the passive ownership of securities listed on any national securities exchange representing no more than five percent of the outstanding voting power of any Person shall not be deemed to be a “financial interest” in any such Person); (c) has any interest in any property, asset or right used by the Company or necessary for the Business; (d) has outstanding any Indebtedness owed to the Company; or (e) has received any funds from the Company since September 30, 2023, or is the obligee or beneficiary of any Liability of the Company, in each case, except for employment-related compensation or Liabilities therefore received or payable in the ordinary course of business.

2.8 No Other Representations and Warranties. Except as expressly set forth in this Agreement and each other Transaction Document, none of the Sellers nor any of their agents, employees or representatives have made, nor are any of them making any representation or warranty, written or oral, express or implied, in respect of the Company or its Business. The Buyer expressly acknowledges and agrees that neither the Buyer nor any of its agents, employees or representatives is relying on any other representation or warranty of any of the Sellers or any of their agents, employees or representatives, including regarding the accuracy or completeness of any such other representations and warranties, whether express or implied.

2.9 No Outside Reliance. Notwithstanding anything contained in this Article II or any other provision hereof, each Seller acknowledges and agrees that neither the Buyer nor any of its directors, officers, employees or representatives, has made, or is making, any representation or warranty whatsoever, express or implied (and has not relied on any representation, warranty or statement of any kind by the Buyer or any of its directors, officers, employees or representatives), beyond those expressly given in Article IV, including any implied warranty or representation as to the future development, regulatory approval or sale of any Company Product or likelihood of achievement of any Milestone Payment. Without limiting the generality of the foregoing, it is understood that any plans, projections or other predictions, as well as any information, documents or other materials or presentations that have been or shall hereafter be provided to the Sellers, the Sellers Representative, the Company or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Buyer and no representation or warranty is made as to the accuracy or completeness of any of the foregoing.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as set forth in the correspondingly numbered Schedule of the Disclosure Letter, the Company represents and warrants to the Buyer that the statements contained in this Article III are true and correct as of the date hereof.

3.1 Organization and Qualification of the Company.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation and all other jurisdictions in which its ownership of property or conduct of business requires it to be qualified. The Company possesses all requisite corporate power and authority necessary to (i) own, operate, lease and license its properties, (ii) to carry on its Business as now conducted, to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which the Company is or will be a party and to consummate the transactions contemplated hereunder and thereunder. True, correct, and complete copies of the Company’s organizational documents currently in effect have been provided to the Buyer and reflect all amendments made thereto at any time prior to the date hereof.

(b) The Company does not have any subsidiaries. The Company does not own any capital stock of, or any other Equity Interest of, or any Equity Interest of any nature in, any other Person.

3.2 Authorization. All corporate actions and proceedings required to be taken by or on the part of the Company to authorize and permit the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which the Company is or will be a party, have been duly and validly taken. This Agreement has been, and each other Transaction Document to which the Company is a party has been duly executed and delivered by the Company. This Agreement constitutes, and each other Transaction Document to which the Company is a party constitutes, or will constitute when so duly executed and delivered, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, in each case subject to the Enforceability Exceptions.

3.3 No Conflicts; Consents. The execution, delivery and performance by the Company of this Agreement and each other Transaction Document to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the organizational documents of the Company; (ii) conflict with or result in a material violation or breach of any provision of any Law or Order applicable to the Company; (iii) require any consent, notice or other action by any Person under (whether with or without notice or lapse of time or both), contravene, conflict with, result in a violation or breach of or constitute a default under (or an event that, with or without notice or lapse of time or both, would result in a violation or breach of or constitute a default under), result in or permit the acceleration, termination, modification or cancellation of, or create in any party the right to accelerate, terminate, modify or cancel, or result in or permit any other change to any right or obligation of the Company or the loss of any benefit to which the Company is entitled under, any provision of any Material Contract or any Permit affecting the properties, assets or Business of the Company; or (iv) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company. No consent, approval, Permit, Order, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to the Company in connection with the execution, delivery and performance of this Agreement and each other Transaction Document and the consummation of the transactions contemplated hereby and thereby.

3.4 Capitalization of the Company.

(a) The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, of which 10,000,000 shares are issued and outstanding as of Closing. Schedule 3.4(a) of the Disclosure Letter sets forth, as of the date hereof (i) the name of each Person that is the registered owner of any Shares and the corresponding number of Shares owned by such Person, and (ii) a list of all holders of outstanding Company Stock Options, including the number of Shares subject to each such Company Stock Option, the grant date, the per-share exercise price, whether the holder of such Company Stock Option is a current or former employee of the Company, the vesting schedule for such Company Stock Option, the extent to which such Company Stock Option is vested and exercisable, whether such Company Stock Option is intended to qualify as an “incentive stock option” under Section 422 of the Code, and the date on which such Company Stock Option expires.

(b) Except as set forth on Schedule 3.4(b) of the Disclosure Letter, each Company Stock Option was granted in compliance in all material respects with all applicable Laws and all of the terms and conditions of the Company Equity Plan. Each Company Stock Option was granted with an exercise price per share equal to or greater than the fair market value of the underlying shares of Common Stock on the date of grant. Each Company Stock Option has a grant date identical to the date on which the Company Board of Directors (or a duly authorized committee or subcommittee thereof) approved the Company Stock Option. Each Company Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code, if any, so qualifies. The Company has heretofore provided or made available to the Buyer (or the Buyer’s representatives) true and complete copies of the standard form of option agreement and any stock option agreements that differ from such standard form.

(c) As of the date of this Agreement, there were 2,000,000 shares of Common Stock reserved for issuance under the Company Equity Plan, of which 1,615,933 shares of Common Stock were subject to outstanding Company Stock Options and 384,067 shares of Common Stock were reserved for future option grants. Except for currently outstanding Company Stock Options and shares of Common Stock which have been reserved for direct issuances or purchase upon exercise of Company Stock Options to be granted in the future, under the Company Equity Plan and except as disclosed on Schedule 3.4(a) of the Disclosure Letter, (i) no Equity Interest in the Company is authorized or outstanding, and (ii) there is no commitment by the Company to issue Equity Interests, to distribute to holders of any of their Equity Interests any evidence of Indebtedness or asset, to repurchase or redeem any of their Equity Interests or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any Equity Interest. There are no declared or accrued unpaid dividends with respect to any Shares.

(d) All issued and outstanding Shares are, and all shares of Common Stock which may be issued pursuant to the exercise of Company Stock Options, when issued in accordance with the applicable security, will be: (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive rights created by statute, the organizational documents of the Company or any agreement to which the Company is a party; and (iii) free of any Encumbrances created by the Company in respect thereof. All issued and outstanding Shares and Company Stock Options were issued in compliance with applicable state and federal Law.

(e) Except as set forth in Schedule 3.4(a) of the Disclosure Letter, no outstanding Shares are subject to vesting or forfeiture rights or repurchase by the Company. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights with respect to the Company or any of its securities.

(f) All distributions, dividends, repurchases and redemptions of any Equity Interests in the Company were undertaken in compliance with the organizational documents of the Company then in effect, any agreement to which the Company then was a party and in compliance in all material respects with applicable Law.

3.5 Financial Statements. Complete copies of the Company’s financial statements consisting of the balance sheet of the Company as at December 31, 2021 and December 31, 2022 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Annual Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Company as at September 30, 2023 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the nine-month period then ended (the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”) are included in the Disclosure Letter. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved (except as may be indicated in the notes thereto), subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Annual Financial Statements). All normalization adjustments included in the Financial Statements are bona fide discretionary or non-continuing costs incurred by the Company and will not be incurred in the future in order to achieve the projections forming part of the Financial Statements. The Financial Statements fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated, in each case, in conformity with GAAP. The most recent balance sheet included in the Annual Financial Statements is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the most recent balance sheet included in the Interim Financial Statements is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date.” The Company maintains a standard system of accounting established and administered in accordance with GAAP.

(a) The Financial Statements have been prepared in accordance with the books, records and accounts of the Company, all of which accurately and fairly reflect, in reasonable detail, the transactions in and dispositions of the assets of the Company. The systems of internal accounting controls maintained by the Company are sufficient for a company in its stage of development to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. To the Knowledge of the Company, there have been no instances of fraud with respect to the Company or its internal accounting controls. Neither the Company nor, to the Knowledge of the Company, any director, officer, employee, accountant or auditor of the Company has received or otherwise obtained Knowledge of any complaint, allegation, assertion or claim regarding the accounting or auditing practices and procedures of the Company or its internal accounting controls.

3.6 Undisclosed Liabilities. The Company does not have any material Liabilities of a nature required to be disclosed on a consolidated balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP, except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount, (c) Liabilities incurred pursuant to Contracts in effect as of the date hereof, provided, that such Liabilities are of a nature not required to be disclosed on a consolidated balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP and such Contracts were entered into in the ordinary course of business, and (d) Liabilities under this Agreement (including Company Transaction Expenses, Indebtedness and current Liabilities, but only to the extent such amounts are paid prior to the Closing or are set forth on the Closing Payment Certificate).

3.7 Absence of Certain Changes, Events and Conditions. Since the Interim Balance Sheet Date through the date hereof, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Company (and, in the case of subsections (j) and (k), any Relevant Company), any:

(a) event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) amendment of any organizational documents of the Company;

(c) split, combination or reclassification of any of its Equity Interests;

(d) issuance, sale, grant, Encumbrance or other disposition of any of its Equity Interests or an authorization, agreement or other commitment to do so (other than in connection with the exercise of Company Stock Options as required by the terms of such Company Stock Options) or as set forth on Section 3.7(d) of the Disclosure Letter;

(e) declaration or payment of any dividends or distributions on or in respect of any of its Equity Interests or redemption, purchase or acquisition of its Equity Interests (exclusive of the transactions contemplated by this Agreement);

(f) material change in any method of accounting or accounting practice of the Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g) material change in cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h) incurrence, assumption or guarantee of any Indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(i) transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

(j) transfer, assignment or grant of any license or sublicense under or with respect to any Company IP;

(k) failure to maintain, or lapse or abandonment of (including by failure to pay the required fees in any jurisdiction) any Registered Company IP, or intentional failure to disclose or maintain any material trade secrets included in the Company IP;

(l) material damage, destruction or Loss (whether or not covered by insurance) to its property;

(m) any capital investment in, or any loan to, any other Person, except for travel and other related expense advances to employees in the ordinary course of business consistent with past practice;

(n) acceleration, termination, cancellation, amendment, modification or renewal of, or waiver of any rights under, any material Contract (including, but not limited to, any Material Contract) to which the Company is a party or by which it is bound;

(o) any material capital expenditures;

(p) imposition of any Encumbrance other than Permitted Encumbrances upon any of the properties, Equity Interests or assets, tangible or intangible, of the Company;

(q) (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as required by applicable Law, (ii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant, or (iii) actual or announced resignation or termination of any officers or key employees of the Company;

(r) hiring or promoting any person as or to (as the case may be) an officer or hiring or promoting any employee below officer except to fill a vacancy in the ordinary and usual course of business;

(s) adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(t) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any Related Party, except for travel and other related expense advances in the ordinary course of business consistent with past practice;

(u) entry into a new line of business or abandonment or discontinuance of existing lines of Business;

(v) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against the Company under any similar Law;

(w) purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $50,000, individually (in the case of a lease, per annum) or $100,000 in the aggregate, except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(x) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(y) action by the Company to make, change or rescind any Tax election, amend any income or other material Tax Return, settle or compromise any claim, notice, audit report or assessment in respect of material Taxes, change any annual Tax accounting period, adopt or change any method of Tax accounting, enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any material Tax (excluding, for the avoidance of doubt, any commercial agreement the primary purpose of which does not relate to Taxes), knowingly surrender any right to claim a material Tax Refund, or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment (excluding, for the avoidance of doubt, any extensions of time to file a Tax Return); or

(z) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

3.8 Material Contracts.

(a) Schedule 3.8 of the Disclosure Letter sets forth a categorized list as of the date hereof of each of the following Contracts of the Company and its Affiliates (such Contracts, together with all leases of any Real Property and including brokerage Contracts required to be disclosed in Schedule 3.9(b) of the Disclosure Letter, “Material Contracts”):

(i) each Contract involving aggregate consideration in excess of $25,000 and which, in each case, cannot be cancelled by the Company without penalty or without more than ninety (90) days’ notice;

(ii) all Contracts that require the Company to purchase its total requirements of any product or service from a third party, that include minimum purchase provisions or that contain “take or pay” provisions;

(iii) all Contracts evidencing outstanding Indebtedness, including notes, debentures, guarantees, loans, credit or financing agreements or instruments or other Contracts for money borrowed by the Company;

(iv) all Contracts requiring capital expenditures after the date of this Agreement in excess of $25,000;

(v) Contracts pursuant to which any Intellectual Property Right or Technology is licensed, sold, assigned or otherwise conveyed or provided to the Company or pursuant to which any Person has agreed not to enforce any Intellectual Property Right against the Company, other than (A) Standard Software, (B) offer letters, employment agreements, invention assignment agreements, individual consulting agreements, and individual contracting agreements, in each case, entered into in the ordinary course of business on a form previously provided to the Buyer (together with Standard Software, the “Standard Inbound Licenses”), and (C) permitted use rights to confidential information in a non-disclosure agreement granting a limited right to use confidential information subject to customary protections to preserve confidentiality and proprietary rights, entered into in the ordinary course of business;

(vi) Contracts pursuant to which any Intellectual Property Right or Technology is or has been licensed (whether or not such license is currently exercisable), sold, assigned or otherwise conveyed or provided to a third party by the Company, or pursuant to which the Company has agreed not to enforce any Intellectual Property Right against any third party, other than (A) offer letters, employment agreements, invention assignment agreements, individual consulting agreements, and individual contracting agreements, in each case, entered into in the ordinary course of business on a form previously provided to the Buyer, and (B) permitted use rights to confidential information in a non-disclosure agreement granting a limited right to use confidential information subject to customary protections to preserve confidentiality and proprietary rights, entered into in the ordinary course of business;

(vii) Contracts providing for the development of any Technology or Intellectual Property Rights, independently or jointly, by or for the Company, other than Contracts entered into pursuant to the Company’s form employee invention assignment agreements (copies of which have been made available to the Buyer) between the Company and an employee of the Company regarding the development of Technology or Intellectual Property Rights by such employee;

(viii) all Contracts between the Company and an Affiliate;

(ix) all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax, environmental or other Liability of any Person, except for Contracts entered into the ordinary and usual course of business;

(x) all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(xi) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;

(xii) all Contracts with any officer, director, consultant or employee of the Company, other than any employment letter that: (1) sets forth the terms of an “at will” employment arrangement and (2) does not obligate the Company to make payments to or for the benefit of such Person following termination of employment;

(xiii) except for Contracts relating to trade receivables, all Contracts relating to Indebtedness (including guarantees);

(xiv) all Contracts with, or relating to any grant, incentive, benefit, qualification or subsidy from, any Governmental Entity;

(xv) all Contracts that limit or purport to limit the ability of the Company or its Affiliates to (A) engage or compete in any line of business or market, or with any Person, or in any geographic area or during any period of time (including granting exclusive rights or rights of first refusal to license, market, sell or deliver any Company Products or any related Intellectual Property Rights or Technology); (B) compete with, or solicit any customer of, any other person; (C) acquire any product or other asset or any services from any other Person; (D) solicit, hire or retain any Person as an employee, consultant or independent contractor; (E) develop, sell, supply, distribute, offer, support or service any product or any Intellectual Property Rights or Technology or other asset to or for any other Person; (F) perform services for any other Person; (G) transact business or deal in any other manner with any other Person; or (H) use, assert, enforce, or otherwise exploit any Intellectual Property Rights anywhere in the world;

(xvi) Contracts which provide for “most favored customer” or similar terms (including with respect to pricing);

(xvii) Contracts which grant to any Person a right of first refusal, right of first negotiation, right of exclusivity or any other similar right;

(xviii) Contracts that include a covenant not to sue or any settlement agreements or co-existence agreements;

(xix) any Contracts that provide for a royalty, milestone or similar payments by the Company that has or could result in such obligations outstanding after the Closing;

(xx) any Contracts that provide for any joint venture, partnership or similar arrangement; and

(xxi) all Contracts that relate to research, clinical trial, testing, design, development, distribution, sale, supply, license, marketing, promotion (including co-promotion), commercialization, use, exploitation or manufacturing of products (currently or under development) of the Company.

(b) Each Material Contract is valid and binding on and enforceable against the Company in accordance with its terms and, to the Knowledge of the Company, each other party thereto (in each case, except as limited by laws of general application relating to bankruptcy, insolvency and the relief of debtors and as limited by rules of law governing specific performance, injunctive relief or other equitable remedies and by general principles of equity) and is in full force and effect. The Company is not, and, to the Company’s Knowledge, no other party thereto is in breach of or default under (or is alleged to be in breach of or default under) or has provided or received any written notice of any intention to terminate, any Material Contract, and, to the Knowledge of the Company, no event has occurred that, with or without notice or lapse of time or both, would constitute a breach or default under or permit termination or modification of such Material Contract. Complete and correct copies of each Material Contract (including all modifications and amendments thereto and written waivers thereunder) have been made available to the Buyer.

3.9 Title to Assets; Real Property.

(a) The Company does not own any real property and is not a party to any written lease, sublease, or occupancy agreement as tenant, subtenant or occupant. The Company has good and valid title to, or a valid leasehold interest in the personal property and other assets reflected in the Annual Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary and usual course of business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i) those items set forth in Schedule 3.9(a) of the Disclosure Letter;

(ii) Liens for Taxes not yet due or payable, or being contested in good faith by appropriate proceedings with appropriate reserves maintained in accordance with GAAP;

(iii) mechanics, carriers’, workmen’s, repairmen’s, landlord’s or other like Liens arising or incurred in the ordinary and usual course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business of the Company; or

(iv) Encumbrances expressly set forth in Material Contracts.

(b) Schedule 3.9(b) of the Disclosure Letter lists, if any: (i) the street address of each Real Property; (ii) whether such Real Property is held by the Company; (iii) if such property is leased or subleased by the Company; and (iv) if applicable, the landlord under the lease.

3.10 Condition and Sufficiency of Assets; Inventory. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company are adequate for the uses to which they are being put. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company, together with all other properties and assets of the Company, are sufficient for the continued conduct of its Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business of the Company as currently conducted. All of the inventory of the Company is in good condition and free of any material defect or deficiency, is not obsolete, is useable or saleable in the ordinary and usual course of business and, if saleable, is saleable at customary gross margins consistent with the past practices of the Company. The inventory levels maintained by the Company (i) are not excessive in light of its normal operating requirements and (ii) are adequate for the conduct of the Company’s operations in the ordinary and usual course of business. The value of all items of obsolete and of below standard quality has been written down to the net realizable value or adequate reserves have been provided therefor.

3.11 Intellectual Property.

(a) Schedule 3.11(a) of the Disclosure Letter lists all Registered Company IP, setting forth for each item of Registered Company IP (i) whether such item is exclusively or jointly owned by the applicable Relevant Company, (ii) the record owner(s) of such item and if different, the legal owner and beneficial owner(s) of such item, (iii) the jurisdiction in which such item is registered or filed and the applicable application, registration, or serial or other similar identification number, (iv) the filing date or registration date and issuance date or grant date for such item, and (v) with respect to domain names, the applicable domain name registrar. All required filings, fees and other actions required to be made or taken to obtain, perfect or maintain in full force and effect each item of Registered Company IP have been made, taken, filed with and paid to the relevant Governmental Entities and authorized registrars by the applicable deadline and otherwise in accordance with all applicable Law, and all Registered Company IP is in good standing and validly registered in the name of the applicable Relevant Company. The Company has provided the Buyer with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Registered Company IP. As of the date hereof, the patent counsel prosecuting all patents and patent applications included in the Company IP have complied with their duty of candor and disclosure to the U.S. Patent and Trademark Office and other foreign patent offices in connection with such patents and patent applications. Schedule 3.11(a) of the Disclosure Letter accurately identifies and describes each filing, payment, and action that must be made or taken on or before the date that is one hundred and eighty (180) days after the Closing Date in order to maintain each such item of Registered Company IP in full force and effect.

(b) All Registered Company IP is valid, subsisting, and enforceable. No cancellation, interference, opposition, inter partes review, reissue, reexamination, or other proceeding of any nature is, or has been, pending or threatened in which the scope, validity, or enforceability of any Registered Company IP is being, has been, or could reasonably be expected to be, contested or challenged and, to the Knowledge of the Company, there is no basis for a claim that any Registered Company IP is invalid or unenforceable. No application for, or registration with respect to, any Registered Company IP has been abandoned, cancelled, allowed to lapse, or rejected.

(c) The Relevant Companies own or otherwise have the right to use, and after the Closing, the Buyer will own or otherwise have the right to use, all Intellectual Property Rights and Technology used in, held for use in, or necessary for the conduct of the Company’s Business as currently conducted and planned to be conducted, including regarding the design, development, coding, license, sale, provision, maintenance, support and use of all Company Products. The Company IP, together with the Intellectual Property Rights and Technology licensed to the Company under the Contracts listed in Schedule 3.8(a)(v) of the Disclosure Letter and the Standard Inbound Licenses, constitute all of the Technology and Intellectual Property Rights used in or necessary for the conduct of the Company’s Business as currently conducted and as proposed to be conducted.

(d) The Relevant Companies are the sole and exclusive legal and beneficial, and with respect to the Registered Company IP, record, owner of all right, title and interest in and to the Company IP (excluding any Intellectual Property Rights exclusively licensed to the Company, as identified in Schedule 3.8(a)(v) of the Disclosure Letter). The Company has the valid right and license to use all Company IP and all other Intellectual Property Rights used in, held for use in or necessary for the conduct and operation of the Company’s Business as currently conducted and contemplated to be conducted, in each case, free and clear of Encumbrances other than Permitted Encumbrances.

(e) Each Person who is or was an employee, officer, director, consultant or contractor of any Relevant Company and who is or was engaged by or on behalf of such Relevant Company to design, create or otherwise develop any Intellectual Property Rights or Technology has signed a valid and enforceable agreement containing an irrevocable assignment to such Relevant Company of all such Intellectual Property Rights and Technology. No current or former stockholder, officer, director, or employee of any Relevant Company has any claim, right (whether or not currently exercisable), or interest to or in any Intellectual Property Rights or Technology used or held for use by such Relevant Company. No employee of any Relevant Company is (i) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for such Relevant Company; or (ii) in breach of any Contract with any former employer or other Person, in each case, concerning Technology, Intellectual Property Rights or confidentiality. To the Knowledge of the Company, none of the employees, consultants or other independent contractors are in violation of such agreements.

(f) Neither the execution, delivery or performance of this Agreement, nor the consummation of any of the transactions or agreements contemplated by this Agreement, will, with or without notice or the lapse of time or both, result in or give any other Person the right or option to cause or declare, (i) a loss of, or Encumbrance on, any Company IP; (ii) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any Company IP, including any such grant, assignment or transfer by the Buyer or its Affiliates; (iii) any Company IP becoming subject to any restriction with respect to its use or operation in any line of business or market or with any Person or in any area; or (iv) the Buyer or any of its Affiliates as being bound by or subject to any exclusivity obligations, non-compete or other restrictions on the operation or scope of their respective businesses, or to any obligation to grant any rights in or to any of the Buyer’s or its Affiliates’ Technology or Intellectual Property Rights. Following the Closing, the Buyer will be permitted to exercise all of the rights of the Company, including under all Company IP, without the payment of any consideration, to the same extent the Company would have been able to, had the transactions contemplated by this Agreement not occurred.

(g) Each Relevant Company has taken all measures reasonably necessary or appropriate to protect and maintain (i) the confidentiality of all material proprietary information that it holds as a trade secret; and (ii) its ownership of, and rights in, all Company IP. Without limiting the foregoing, no Relevant Company has made any of its trade secrets or other material confidential or proprietary information that it intended to maintain as confidential information (including source code of any Company Software) available to any other Person, including past and present employees, consultants and independent contractors, except pursuant to written agreements requiring such Person to maintain the confidentiality of such confidential information. No employee, consultant or independent contractor of any Relevant Company is, to the Knowledge of the Company, in default or breach of any non-disclosure or confidentiality agreement, covenant or obligation owed to such Relevant Company. Each Relevant Company has complied with all of its obligations of confidentiality in respect of the trade secrets, confidential information and other proprietary information of third parties.

(h) None of (i) the Company IP; (ii) the products, processes and services designed, developed, marketed, licensed, sold, or otherwise provided by the Company; and (iii) the conduct of the Company’s Business, as previously and currently conducted and contemplated to be conducted, have infringed, misappropriated, diluted or otherwise violated, and do not currently infringe, misappropriate, dilute or otherwise violate, the Intellectual Property Rights or other rights of any third Person. No Relevant Company has received any written communication alleging that such Relevant Company or its Affiliates has infringed or misappropriated any Intellectual Property Rights of any Person in any respect, including any notice or communication inviting such Relevant Company or any of its Affiliates to take a license under any Intellectual Property Rights. No Person, to the Knowledge of the Company, has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Company IP, and no threat, notice, demand or other communication regarding any actual, alleged, or suspected infringement, misappropriation or other violation of any Company IP has been made in writing by any Relevant Company against any Person. No Relevant Company is subject to any outstanding or prospective Order (including any motion or petition therefor) or any other governmental prohibition or restriction under applicable Law that does or would restrict or impair the use by such Relevant Company or its Affiliates of any Company IP.

(i) At no time during the conception of or reduction to practice of any Company IP was any Relevant Company or any developer, inventor or other contributor to such Company IP operating under any grants from any Governmental Entity or agency or private source, or any university, college, other educational institution, military, multi-national, bi-national or international organization or research center or institution (each an “R&D Sponsor”), performing (directly or indirectly) research sponsored by any R&D Sponsor or subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third party that could adversely affect such Relevant Company’s rights in such Company IP. Without limiting the foregoing, no such developer, inventor or other contributor was employed by or has performed services for any R&D Sponsor during the period of time during which such developer, inventor or other contributor was also performing services for the applicable Relevant Company or during the twelve (12)-month period immediately prior to his or her employment or engagement with the applicable Relevant Company. No R&D Sponsor has any claim of right to, ownership of or other Encumbrance on any such Company IP. No funding, facilities, or personnel of any R&D Sponsor were used, directly or indirectly, to develop or create, in whole or part, any such Company IP.

(j) No Relevant Company is nor has ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate such Relevant Company to grant or offer to any other Person any license or right to or otherwise impair such Relevant Company’s control of any Company IP.

(k) No source code for any Company Software has been delivered, licensed, or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Company who needs such source code to perform his or her job duties. No Relevant Company has any duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Company Software to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that, with or without notice or lapse of time, will, or could reasonably be expected to, result in the delivery, license, or disclosure of any source code for any Company Software to any other Person.

(l) No Company Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “malware,” “vulnerability,” “spyware” or “adware” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing or facilitating, any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) compromising the privacy or security of any data or damaging or destroying any data or file without consent (collectively, “Malicious Code”). Each Relevant Company implements industry standard measures designed to prevent the introduction of Malicious Code into Company Software, including firewall protections and regular virus scans.

(m) Schedule 3.11(m) of the Disclosure Letter sets forth an accurate and complete list of all Open Source Software that is or has been included, incorporated or embedded in, linked to, combined with or otherwise used in the provision of any product or service of the Company, which list specifies (i) the Contract under which each such item of Open Source Software has been licensed to the applicable Relevant Company; (ii) whether such item of Open Source Software has been modified by the applicable Relevant Company; and (iii) whether such item of Open Source Software is or was distributed by the Company.

(n) With respect to Open Source Software that is or has been used by any Relevant Company in any way, such Relevant Company has been and is in compliance with the terms and conditions of all applicable licenses for the Open Source Software, including attribution and copyright notice requirements. Except as specified in Schedule 3.11(n) of the Disclosure Letter, no source code that is incorporated or used in any product or service of the Company (including any product or service currently under development) is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License, or Mozilla Public License) that could require, or could condition the use or distribution of such product or service or portion thereof on, (i) the disclosure, licensing, or distribution of any source code for any Company Software or any portion(s) thereof; (ii) the granting to licensees of the right to reverse engineer or make derivative works or other modifications to such Company Software or portion(s) thereof; or (iii) licensing or otherwise distributing or making available Company Software or any portion(s) thereof for a nominal or otherwise limited fee or charge.

(o) None of the Company Products (i) contains any bug, defect, or error that materially and adversely affects the use, functionality, or performance of such Company Products or any product or service used in conjunction therewith; or (ii) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Company Product or any product or service used in conjunction therewith.

3.12 Suppliers and Customers.

(a) Schedule 3.12(a) of the Disclosure Letter sets forth: (i) each supplier to whom the Company has paid consideration for goods or services rendered in an amount greater than or equal to $25,000 for the most recent fiscal year and the current year-to-date period (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. The Company has not received any written notice that any of its Material Suppliers has ceased to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

(b) Schedule 3.12(b) of the Disclosure Letter sets forth: (i) each customer who has paid the Company consideration for goods or services in an amount greater than or equal to $50,000 for the most recent fiscal year and the current year-to-date period (collectively, the “Material Customers”); and (ii) the amount of purchases from each Material Customer during such periods. The Company has not received any written notice that any of its Material Customers has ceased to purchase goods or services from the Company or to otherwise terminate or materially reduce its relationship with the Company.

3.13 Insurance. Schedule 3.13 of the Disclosure Letter sets forth a true and complete list as of the date hereof of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors and officers’ liability, fiduciary liability and other casualty and property insurance maintained by the Company and relating to the assets, Business, operations, employees, officers and directors of the Company (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to the Buyer. Such Insurance Policies are in full force and effect. As of the date hereof, the Company has not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. There are no claims related to the Business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. The Company is not in default under, and has not otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound.

3.14 Legal Proceedings; Orders.

(a) Since January 1, 2020, there have been no Actions pending or, to the Company’s Knowledge, threatened: (i) against or by the Company or affecting any of its properties or assets; or (ii) against or by the Company that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

(b) There are no outstanding Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or affecting any of its properties or assets.

3.15 Compliance with Laws and Regulations; Permits.

(a) The Company has complied, and is now complying, in all material respects with all Laws applicable to it and its Business, properties or assets. The Company has no material liability for failure to comply with any Law and, to the Knowledge of the Company, there is no act, omission, event or circumstance that would reasonably be expected to give rise to any such Liability. The Company has not conducted any internal investigation with respect to any actual, potential, or alleged violation of Law or received any written notice from any Governmental Entity concerning any violation of any Law by any manager, shareholder, officer or employee or concerning any actual or alleged fraud. The Company has not received written notice from any Governmental Entity of any violation or alleged violation by it of any applicable Law.

(b) The Company has obtained and currently holds all material Permits required for the Company to conduct its Business as currently conducted and all such material Permits are valid and in full force and effect. All fees and charges with respect to such material Permits as of the date hereof have been paid in full. To the Knowledge of the Company, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, or lapse of any such material Permits. Schedule 3.15(b) of the Disclosure Letter lists as of the date hereof all current material Permits issued to the Company, including the names of the material Permits and their respective dates of issuance and expiration.

(c) All inspections conducted by any Governmental Entity of any operation or activity of the Company (or of any third-party contractor providing finished goods or sterilization services to the Company) are set forth on Schedule 3.15(c) of the Disclosure Letter. To the Knowledge of the Company, the Company has accurately and completely responded to all issues raised in such inspections of the Company. The Company has not received notice (and does not otherwise have Knowledge) of any Actions, citations, decisions, product recall requests or requirements, information requests, warning letters, untitled letters or Section 305 notices directed to the Company from any Governmental Entity.

3.16 Environmental Matters.

(a) The Company is currently and has for the past three (3) years been in compliance in all material respects with all applicable Environmental Laws and has not received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing material obligations or requirements as of the Closing Date.

(b) The Company has obtained and is in compliance in all material respects with all Environmental Permits required pursuant to applicable Environmental Law for the ownership, lease, operation or use of its Business or assets and all such Environmental Permits are in full force and effect in accordance with applicable Environmental Law, except for any failure to obtain or maintain such Environmental Permits which would not reasonably be likely to result in a material liability.

(c) To the Knowledge of the Company, no real property currently or formerly owned, operated or leased by the Company is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d) To the Knowledge of the Company, (i) there has been no Release of Hazardous Materials caused by the Company at any real property currently or formerly owned, operated or leased by the Company, and (ii) the Company has not received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the Business of the Company (including soils, groundwater, surface water, buildings and other structures located on any such real property) has been contaminated with any Hazardous Material which, in the case of (i) and (ii) above, would reasonably be expected to result in a material Environmental Claim against the Company.

(e) To the Knowledge of the Company, there are no active or abandoned aboveground or underground storage tanks owned or operated by the Company. The Company has not received any Environmental Notice regarding potential liabilities with respect to off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company or any predecessors.

(f) The Company has not retained or assumed, by Contract, any material liabilities or obligations of third parties under Environmental Law.

(g) The Company has provided or otherwise made available to the Buyer copies of all material environmental site assessment reports, audits, and other similar documents materially bearing on the Business or assets of the Company or any currently or formerly owned, operated or leased real property which are in the possession of the Company related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials.

(h) This Section 3.16 contains all of the Company’s representations and warranties with respect to Environmental Laws, Hazardous Materials, Environmental Claims, Environmental Notices and other environmental matters.

3.17 Employee Benefit Matters.

(a) Schedule 3.17(a) of the Disclosure Letter contains a true and complete list, as of the date hereof, of each current severance, separation, change in control, retention, pension, benefit, retirement, compensation, employment, individual consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock, stock-linked or stock-based, vacation, paid time off, health or welfare, life insurance, disability insurance, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual, or under which the Company or any of its ERISA Affiliates has or may have any Liability, or with respect to which the Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Schedule 3.17(a) of the Disclosure Letter, each, a “Benefit Plan”), other than with respect to (i) Contracts that provide for employment that is terminable “at will” and that are terminable without severance or change of control pay or benefits, in which case only forms of such Contracts shall be scheduled, (ii) individual Company Stock Option agreements, in which case only forms of such Company Stock Option agreements shall be scheduled, unless such individual agreements provide acceleration of vesting of awards in a manner not provided for under the applicable form(s) or that otherwise materially differ from such forms, and (iii) consulting Contracts that are terminable without penalty on no more than thirty (30) days’ notice, in which case only forms of such Contracts shall be scheduled, unless any such Contract provides severance or change of control pay or benefits that are, in each case, greater than required by applicable Law.

(b) With respect to each Benefit Plan, the Company has made available to the Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, all versions or restatements of the plan document together with all amendments from the initial adoption of the Benefit Plan until present; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, Insurance Policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the three (3) recently filed Form 5500, with schedules and financial statements attached; (vii) actuarial or other valuations and reports related to any Benefit Plans with respect to the two (2) most recently completed plan years; (viii) the three (3) most recent nondiscrimination tests performed under the Code; (ix) in the case of any Benefit Plan that is intended to be a 401(k) safe harbor plan as defined in the Code, a copy of the safe harbor notices for the last two (2) plan years; and (x) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Entity during the past three (3) years.

(c) Each Benefit Plan and any related trust has been established, administered and maintained in all material respects in the past three (3) years in accordance with its terms and in compliance in all material respects with all applicable Laws (including ERISA, the Code and any applicable local Laws). Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that would reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred within the past three (3) years with respect to any Benefit Plan that has subjected or would reasonably be expected to subject the Company or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, the Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to Tax or penalty under Section 4975 of the Code. Within the past three (3) years, and except as would not reasonably be expected to be material to the Company, all benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.

(d) Neither the Company nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; or (iv) engaged in any transaction which would reasonably give rise to liability under Section 4069 or Section 4212(c) of ERISA or (v) maintained, sponsored, contributed to, or been required to be contributed to by the Company any Benefit Plan for the benefit of employees outside of the United States.

(e) With respect to each Benefit Plan (i) such Benefit Plan is not a multiemployer plan within the meaning of Section 3(37) of ERISA; (ii) such Benefit Plan is not a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate such Benefit Plan or to appoint a trustee for such Benefit Plan; (iv) such Benefit Plan is not subject to the minimum funding standards of Section 412 of the Code or Title IV of ERISA; (v) none of the assets of the Company or any ERISA Affiliate is, or may reasonably be expected to become, the subject of any Lien arising under Section 302 of ERISA or Section 412(a) of the Code; and (vi) no “reportable event,” as defined in Section 4043 of ERISA, has occurred with respect to such Benefit Plan.

(f) Each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to the Buyer, the Company or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event. The Company has no commitment or obligation and has not made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan material to the Company or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(g) Except as set forth in Schedule 3.17(g) of the Disclosure Letter and other than as required under Section 601 et. seq. of ERISA or other applicable Law, no Benefit Plan provides post-employment or post-termination medical, health, welfare, or life insurance benefits to any individual for any reason, and neither the Company nor any of its ERISA Affiliates has any Liability to provide post-employment or post-termination medical, health, welfare, or life insurance benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with such post-employment or post-termination benefits.

(h) Except as set forth in Schedule 3.17(h) of the Disclosure Letter, there is no pending or, to the Company’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits in the ordinary course), and for the past three (3) years, no Benefit Plan has been the subject of an examination, audit, or investigation by a Governmental Entity or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Entity.

(i) Neither the Company nor any of its Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.

(j) Except as set forth in Schedule 3.17(j) of the Disclosure Letter, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits due to any such individual; (iii) limit or restrict the right of the Company to merge, amend or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code. The Company has made available to the Buyer true and complete copies of Section 280G calculations prepared (whether or not final) with respect to each disqualified individual in connection with the transactions contemplated by this Agreement.

(k) Except as set forth on Schedule 3.17(k) of the Disclosure Letter, no Benefit Plan is a self-insured plan that provides medical, dental or any other similar employee benefits (including any such plan pursuant to which a stop-loss policy or Contract applies), and the obligations of all Benefit Plans that provide health, welfare or similar insurance are fully insured by bona fide third-party insurers.

(l) The Company, together with Philadelphia Medical Management Company LLC and Camber Spine, is considered under common control and treated as one employer under 414(b), (c), (m), or (o) of the Code.

(m) For each calendar month beginning on or after January 1, 2020, the Company either (i) was not an “applicable large employer member” within the meaning of Section 4980H of the Code, or (ii) has offered minimum value, affordable health coverage to its full-time employees (as those terms are defined under Section 4980H of the Code) in compliance in all material respects with the applicable standards under Section 4980H of the Code.

3.18 Employment Matters.

(a) Schedule 3.18(a) of the Disclosure Letter contains a true, correct, and complete list of all persons who are current employees, independent contractors or consultants of the Company, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following as applicable: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) primary physical work location; (v) classification as full-time or part-time and as exempt or non-exempt under the Fair Labor Standards Act and applicable local wage and hour Laws (as applicable); (vi) annual salary or hourly wage rate; and (vii) commission, bonus or other incentive-based compensation.

(b) As of the date hereof, (i) all compensation, including wages, commissions and bonuses, accrued and payable to all employees, independent contractors or consultants of the Company for services performed on or within the past three (3) years have been paid in full (or accrued in full as current liabilities on the Closing Payment Certificate); (ii) there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions or bonuses for any current employees, independent contractors or consultants or any such individuals who were employed or engaged by the Company within the past three (3) years other than those made available to the Buyer; and (iii) there is no claim with respect to payment of wages, salary or overtime pay that has been asserted in the past three (3) years, is now pending or, to the Company’s Knowledge, threatened with respect to any employee, independent contractor or consultant of the Company.

(c) Within the past (3) years, the Company is not, and has not been, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and, to the Knowledge of the Company, there is not, and has not been, any Union representing or purporting to represent any employee of the Company, and no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor, to the Knowledge of the Company, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its employees. The Company does not have a duty to bargain with any Union. To the Knowledge of the Company, there have been no formal or informal grievances, complaints or charges of unfair labor practices brought by any Union on behalf of any current or former employee of the Company. The transactions contemplated by this Agreement have not required and will not require the consent of, advice of, consultation with, or advance notification to, any Union.

(d) The Company is in compliance and, for the past three (3) years, has been in all material respects with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration (including with respect to the requirements of the Immigration Reform Control Act of 1986), wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals currently characterized and treated by characterized and treated by the Company as independent contractors or consultants are properly classified and treated as independent contractors under all applicable Laws. All employees of the Company classified as exempt within the past three (3) years under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. Except as set forth in Schedule 3.18(d) of the Disclosure Letter, as of the date hereof, there are no Actions against the Company pending, or to the Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Entity or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Company, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment-related matter arising under applicable Laws.

(e) To the Company’s Knowledge, no current employee or consultant of the Company is in violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, the Company; and, to the Knowledge of the Company, the continued employment by the Company of its present employees, and the performance of the agreements of the Company with its independent contractors, will not result in any such violation.

(f) To the Company’s Knowledge, no officer or employee, or any group of employees, intends to terminate their employment with the Company prior to thirty (30) days following the Closing Date, nor does the Company have a present intention to terminate the employment of any officer, employee or group of employees prior to thirty (30) days following the Closing Date.

(g) The Company is in material compliance with the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”), and it currently has no plans to undertake any action in the future that would trigger the WARN Act.

(h) To the Knowledge of the Company, none of the employees or independent contractors of the Company are included on the “List of Excluded Individuals/Entities” maintained by the Office of Inspector General of the United States Department of Health and Human Services.

3.19 Taxes.

(a) All income Tax Returns and other material Tax Returns required to be filed by the Company have been timely filed with the appropriate Tax Authority. Such Tax Returns are true, complete and correct in all material respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been timely paid. The Company has not requested or been granted an extension of the time for filing any Tax Return that has not yet been filed (other than any automatic extension for which approval of a Tax Authority is not required).

(b) The Company has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied in all material respects with all information reporting and backup withholding provisions of applicable Law.

(c) No claim has been made in writing or, to the Knowledge of the Company, other than in writing by any Tax Authority to the Company in any jurisdiction asserting that the Company is or may be subject to Taxes imposed by that jurisdiction but not paid by the Company, including, without limitation, sales and use Taxes required to be collected by the Company and remitted to that jurisdiction and income Taxes payable to that jurisdiction.

(d) No extensions or waivers of the time in which any Tax may be assessed or collected by any Tax Authority have been given or requested with respect to any Taxes of the Company, which are still outstanding, excluding an automatic extension for which approval of a Tax Authority is not required. Schedule 3.19(d) of the Disclosure Letter lists all the extensions that are outstanding.

(e) The amount of the Liability of the Company for unpaid Taxes for all periods ending on or before the Balance Sheet Date does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The Liability of the Company for unpaid Taxes for all periods following the Balance Sheet Date shall not, in the aggregate, exceed the amount of any accruals for Taxes (excluding reserves for deferred Taxes) reflected in the accounting books and records of the Company.

(f) To the Knowledge of the Company, the Company is not currently subject to any audits or examinations by taxing authorities.

(g) No issues relating to material Taxes of the Company were raised by the relevant Tax Authority in any completed audit or examination that would reasonably be expected to result in a material amount of Taxes in a later taxable period.

(h) No deficiency or adjustment in respect of Taxes has been claimed, proposed, asserted or assessed, in each case in writing or, to the Knowledge of the Company, other than in writing, by any Tax Authority against the Company. There are no outstanding refund claims requested by the Company with respect to any Tax or Tax Return of the Company.

(i) The Company is not a party to any Action by any Tax Authority. There are no pending or threatened in writing Actions by any Tax Authority.

(j) The Company has delivered or made available to the Buyer copies of all federal, state, local and non-U.S. income, franchise and similar Tax Returns (and all relevant documents and information with respect thereto, including work papers and records), examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods since January 1, 2020.

(k) No power of attorney with respect to any Taxes of the Company has been filed or executed with any Tax Authority that will still be in effect following the Closing.

(l) There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(m) The Company is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement (other than, in each case, a commercial agreement entered into in the ordinary and usual course of business, the principal purpose of which does not relate to Tax).

(n) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or, to the Knowledge of the Company, issued by any Tax Authority with respect to the Company.

(o) The Company is not and has not been a member of an affiliated, combined, consolidated or unitary Tax group for income Tax purposes (other than a group of which the Company is the common parent). The Company has no Liability for Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or non-U.S. Tax Law), as transferee or successor, by Contract (other than commercial Contracts the primary purpose of which does not relate to Taxes) or otherwise.

(p) The Company will not be required to include any item of income in, or exclude any deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting, or the use of a cash or an improper method of accounting, for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; and (iv) prepaid or deposit amount received prior to the Closing.

(q) All material elections filed by the Company with respect to Taxes affecting the Company that were not made in the Tax Returns of the Company that have been made available to the Buyer are described in Schedule 3.19(q) of the Disclosure Letter.

(r) The Company is not, and has not been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(s) The Company is not (i) a shareholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or non-U.S. Law), or (ii) a shareholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(t) Within the last two (2) years, the Company has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(u) The Company is not, and has not been, a party to, or a promoter of, a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(v) The Company is not subject to Tax in any country other than its country of organization.

(w) The Company is not a partner for Tax purposes with respect to any joint venture, partnership or other arrangement or Contract which is treated as a partnership for Tax purposes.

(x) Except as set forth in Schedule 3.19(x) of the Disclosure Letter, the exercise price of each Company Stock Option is no less than the fair market value of a share of Common Stock determined on the date of grant of such Company Stock Option (and as of each later modification thereof within the meaning of Section 409A of the Code). Each plan, program, arrangement or agreement that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code is identified as such in Schedule 3.19(x) of the Disclosure Letter. Each plan, program, arrangement or agreement identified or required to be identified in Schedule 3.19(x) of the Disclosure Letter has been operated and maintained in accordance with Section 409A of the Code and applicable guidance thereunder in all material respects, including but not limited to the final regulations promulgated thereunder.

Notwithstanding anything to the contrary set forth herein: (i) the representations and warranties set forth in Sections 3.17, 3.18 and 3.19 constitute the sole and exclusive representations and warranties of the Company with respect to Tax matters; and (ii) other than the representations contained in Sections 3.19(o), 3.19(p), and 3.19(x) such representations and warranties (and any claims based thereon) shall be limited to Taxes attributable to Tax periods (or portions thereof) ending on or before the Closing Date; and (iii) such representations and warranties (and any claims based thereon) shall in no event include the existence, amount, or usability of the Tax attributes of the Company (or any Affiliate thereof) for Tax periods (or portions thereof) beginning after the Closing Date (such as net operating loss carryforward, capital loss carryforward, credits or Tax credits carryforwards or similar attributes).

3.20 Health Care Compliance.

(a) Each of the Company, and, to the Company’s Knowledge, its directors, officers, employees, and agents (while acting in such capacity) are, and at all times have been, in material compliance with all applicable Health Care Laws. The Company has not received any written notification, correspondence, or any other communication from any Governmental Entity alleging or asserting non-compliance by, or liability of, the Company under any applicable Health Care Laws. The Company is not a party to or does not have any ongoing reporting obligations pursuant to or under any Order or corporate integrity agreements, deferred or non-prosecution agreements, monitoring agreements, consent decrees, settlement Orders, plans of correction or similar agreements with or imposed by any Governmental Entity.

(b) As of the date hereof, there is no Action pending, received or, to the Company’s Knowledge, threatened against the Company alleging a violation of any applicable Health Care Law or other Law pertaining to governmental health care programs or which could result in the imposition of penalties against or the debarment, suspension or exclusion of the Company from participation in any such health care program. None of the Company, or, to the Company’s Knowledge, any of its officers, directors, employees, or agents has engaged in any activity which is reasonable cause for civil penalties or mandatory or permissive exclusion, debarment or suspension from any governmental health care program.

(c) The Company has obtained and maintained each Permit required under any applicable Health Care Laws (collectively, “Regulatory Permits”) necessary for the conduct of its business as presently conducted. All such Regulatory Permits are in full force and effect, and the Company has fulfilled and performed all of its material obligations with respect to such Regulatory Permits. All of such Regulatory Permits are listed on Schedule 3.20(c) of the Disclosure Letter. The Company has not received any notice of proceedings, whether pending or, to the Company’s Knowledge, threatened, relating to the suspension, modification, withdrawal, rescission, revocation or cancellation of any such Regulatory Permit, and to the Company’s Knowledge, no event has occurred which allows, or after notice or lapse of time would allow, revocation, termination or any material impairment of the rights of the holder of any Regulatory Permit.

(d) All applications, notifications, information, claims, reports and data submitted in connection with any and all requests for a Regulatory Permit from the FDA or other Governmental Entity, when submitted to the FDA or such other Governmental Entity were true, complete and correct in all material respects as of the date of submission and any necessary or required updates, changes, corrections or modification to such applications, notifications, information, claims, reports and data have been submitted to the FDA or other Governmental Entity.

(e) The development, testing, manufacture, storage, packaging, import, export, advertising, sale, promotion, of the Company’s products, whether by or on behalf of the Company, is being conducted, and at all times has been conducted, in compliance in all material respects with all Regulatory Permits and applicable Health Care Laws, including, without limitation, the FDA’s medical device reporting requirements codified at 21 C.F.R. Part 803 and the FDA’s current good manufacturing practice regulations for products sold in the United States. No manufacturing site (whether Company-owned or that of a contract manufacturer for Company Products) has been subject to a Governmental Entity (including FDA) shutdown or import or export prohibition, nor received any FDA Form-483 or other Governmental Entity notice of inspectional observations, “warning letters,” “untitled letters” or similar correspondence or notice from the FDA or other Governmental Entity and alleging or asserting noncompliance with any applicable Health Care Laws or Regulatory Permits, and, to the Knowledge of the Company, neither the FDA nor any Governmental Entity has threatened such Action.

(f) All nonclinical and clinical trials that have been or are being conducted by or on behalf of, or sponsored by, the Company, or in which the Company or its products have participated, and which have been or will be submitted to regulatory authorities in connection with applications for Regulatory Permits (collectively, “Studies”), were and, if still pending, are being or have been conducted in compliance in all material respects with all applicable Health Care Laws and all rules, policies and protocols to which they are or were subject. The Company has not received any written notices, correspondence or other communication from the FDA or any other Governmental Entity requiring the termination, suspension or adverse modification of any clinical trials being conducted or proposed to be conducted by or on behalf of the Company, or in which the Company has participated. Schedule 3.20(f) of the Disclosure Letter lists all Studies.

(g) Neither the Company nor, to the Company’s Knowledge, any officer, employee or agent of the Company has been convicted of any crime or engaged in any conduct that has previously caused or would reasonably be expected to result in (A) disqualification or debarment by the FDA under 21 U.S.C. Sections 335(a) or (b), or any similar law, rule or regulation of any other Governmental Entities, (B) debarment, suspension, or exclusion under any federal healthcare programs or by the General Services Administration, or (C) exclusion under 42 U.S.C. Section 1320a-7 or any similar law, rule or regulation of any Governmental Entities. Neither the Company nor any of its officers, employees, or, to the Company’s Knowledge, any of its contractors or agents is the subject of any threatened or pending investigation by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” policy as stated at 56 Fed. Reg. 46191 (September 10, 1991) (the “FDA Application Integrity Policy”) and any amendments thereto, or by any other similar Governmental Entity pursuant to any similar policy. Neither the Company nor any of its officers, employees, or, to the Company’s Knowledge, any of its contractors or agents has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke the FDA Application

Integrity Policy or for any similar Governmental Entity to invoke a similar policy. Neither the Company nor any of its officers, employees, or to the Company’s Knowledge, any of its contractors or agents has made any materially false statements on, or material omissions from, any notifications, applications, approvals, reports and other submissions to the FDA or any similar Governmental Entity.

(h) Except as set forth in Schedule 3.20(h) of the Disclosure Letter, there have been no recalls, field notifications, field corrections, market withdrawals, “dear doctor” letters, safety alerts or other notice of Action relating to an alleged lack of safety, efficacy, or regulatory compliance of the Company or its products (collectively, “Safety Notices”). To the Company’s Knowledge, there are no facts that would be reasonably likely to result in (A) a Safety Notice with respect to the Company or its products, (B) a change in the marketing classification or a material change in labeling of any the products of the Company; or (C) a termination or suspension of marketing or testing of any the products of the Company.

(i) Except as set forth in Schedule 3.20(i) of the Disclosure Letter, none of the Equityholders is a Health Care Professional.

3.21 Product Liability.

(a) As of the date hereof, no product liability claim has been made against the Company and there is no Action against it giving rise to any liability arising out of, relating to or resulting from any injury to any individual or property as a result of the ownership, possession or use of any product manufactured, sold, leased or distributed by the Company. The Company has not received written notice as to any claim for personal injury or death, any claim for property, economic, punitive or exemplary damages, any claim for contribution or indemnification or any claim for injunctive relief, in each case in connection with any product manufactured, sold, leased or distributed by the Company. There has not been any material product recall (voluntary, involuntary or otherwise) by the Company.

(b) Each product manufactured, sold, leased or delivered by the Company is and was at all times when such actions occurred in conformance with all applicable contractual obligations, including all applicable express and implied warranties. To the Knowledge of the Company, there are no material defects in the design or technology embodied in any products marketed by the Company that impair or are likely to impair the safe and effective performance of any such product for its intended use. The Company does not have any Liability (and there is no reasonable basis for any Action against it giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims shown on the face of the Interim Balance Sheet (rather than in any notes thereto). Schedule 3.21(b) of the Disclosure Letter contains copies of the standard terms and conditions of sale and lease for the Company (including applicable guarantee, warranty and indemnity provisions). No product manufactured, sold, leased or delivered by the Company is subject to any guarantee, warranty or other indemnity beyond the applicable standard terms and conditions of sale and lease shown in such Schedule of the Disclosure Letter.

3.22 Information Technology Systems.

(a) The IT Systems have been, and currently are sufficient for and perform in all material respects as required in connection with the operation and needs of the Company’s Business as currently conducted, including as to capacity, and ability to process current and currently anticipated peak volumes in a timely manner. The IT Systems and the Relevant Companies’ related procedures and practices are designed, implemented, operated and maintained in accordance with reasonable industry standards and practices for entities operating businesses similar to the Company’s Business, including with respect to redundancy, reliability, and security. Without limiting the foregoing, (i) the Relevant Companies have taken reasonable steps and implemented reasonable procedures to ensure that the IT Systems are free from Malicious Code; and (ii) the Relevant Companies have in effect industry standard disaster recovery plans, procedures and facilities for the Business and has taken reasonable steps to safeguard the security and the integrity of the IT Systems.

(b) There has been no failure or other substandard performance of the IT Systems which has caused any material disruption to the Company’s Business. The Company has not suffered any data loss, material business interruption, or other material harm as a result of, any Malicious Code intentionally designed to permit (i) unauthorized access to a computer or network; or (ii) unauthorized disablement or erasure of Software, hardware or data. The Relevant Companies have implemented any and all security patches or upgrades that are generally available for the IT Systems.

3.23 Data Security and Privacy.

(a) The Company has complied with all applicable: (i) Data Security and Privacy Laws; (ii) Privacy Policies; and (iii) the terms of all Contracts to which the Company is bound relating to the Processing of Personal Information or Business Data (the “Data Protection Requirements”), except as would not have, individually or in the aggregate, a Material Adverse Effect. The Company has obtained written agreements from all third parties that Process Personal Information or Business Data for or on behalf of the Company (each, a “Third Party Processor”) that satisfy the requirements of applicable Data Protection Requirements, and to the Knowledge of the Company, no such Third Party Processor is in material breach of any such agreement.

(b) The Company has developed, implemented, and maintained, all necessary and appropriate policies, procedures and training programs to maintain and protect the Company’s Personal Information and Business Data in compliance with Data Security and Privacy Laws. The Company has all necessary authority, rights, consents and authorizations to Process any Personal Information maintained by or for the Company to the extent required in connection with the operation of the Business as currently conducted. The Company does not sell, rent or otherwise make available to any Person any Personal Information, except in a manner that complies in all material respects with the applicable Data Protection Requirements.

(c) The Company has not, nor to the Knowledge of the Company has any Third Party Processor, (i) been subject to any Order or any Action with respect to the Processing of Personal Information maintained by or for Company, (ii) received written notice of any commenced or threatened Action with respect to the Processing of Personal Information maintained by or for

Company; or (iii) received any written complaint from any Person, alleging a violation of any Data Protection Requirement with respect to the Processing of Personal Information maintained by or for Company or in connection with any privacy or data protection practices of the Company. The consummation of the transaction contemplated hereunder will comply in all material respects with the Data Protection Requirements.

(d) The Company has implemented and maintained reasonable physical, technical, organizational and administrative security measures, procedures and policies designed to maintain and protect the confidentiality, integrity and security of the IT Systems and all Personal Information and Business Data used in connection with the Business against any Security Incident (defined below). The Company has implemented appropriate backup and disaster recovery technology, plans and procedures consistent with reasonable industry practices. The Company has not discovered or been notified of any breach or outage of, or unauthorized access to, its IT Systems, or of any unauthorized Processing of Personal Information or Business Data Processed by or for the Company (“Security Incident”), nor are any incidents under internal review or investigation relating to the same. The Company has not, nor to the Knowledge of the Company has any Third Party Processor, made or been required to make any notification to any Person in connection with any Security Incident under any applicable Data Protection Requirement. The Company has undertaken appropriate security audits, inventories, reviews, risk analyses and/or other security assessments and remediated any critical or high-risk deficiencies identified thereby.

3.24 Certain Business Practices. During the past five years, none of the Company, or to the Company’s Knowledge, any Person acting on behalf of the Company, has, directly or indirectly, given or agreed to give any payment, gift or other item of value or similar benefit to any Person (including any Foreign Official, foreign political party, foreign political party official or candidate for foreign political office) who was in a position to help or hinder the Business of the Company that (a) would reasonably subject the Company to any Action that would result in a Material Adverse Effect on the Company, (b) if not given in the past, would have or would have been reasonably likely to have materially and adversely affected the Company, (c) if not continued in the future, will or is reasonably likely to materially and adversely affect the Company, or (d) was for a corrupt and unlawful purpose of obtaining or retaining any business or any other business advantage, in each case in violation of applicable international or domestic anti-bribery or anti-corruption laws. Without limiting the generality of the foregoing, during the past five years, none of the Company or, to the Knowledge of the Company, any of its officers, directors, agents, employees or other Persons acting on its behalf, has taken any action which would cause the Company to be in violation of any applicable anti-bribery or anti-corruption law, including the U.S. Foreign Corrupt Practices Act, the United Kingdom Bribery Act, and any applicable implementing legislation under the OECD Convention Against the Bribery of Foreign Government Officials in International Business Transactions (or legislation implementing such convention). The Company has not received any communication (written or otherwise) from any Governmental Entity that alleges that the Company, or any current or former representatives thereof, is or may be in violation of, or has, or may have, any liability under, any anti-bribery or anti-corruption law, and no such potential violations have been discovered by or brought to the attention of the Company. To the Company’s Knowledge, none of the Company’s current or former representatives is currently an officer, agent or employee of a Governmental Entity.

3.25 Export Compliance.

(a) To the Knowledge of the Company, the Company has conducted business in compliance in all material respects with applicable provisions of economic sanctions and export control Laws (including rules regarding classification, marking, packaging, and payments of tariffs and duties), including the Export Administration Act, the Export Administration Regulations (15 C.F.R. 730 et seq.), the International Emergency Economic Powers Act, the Foreign Trade Regulations, the U.S. anti-boycott Laws, the Laws implemented and administered by the U.S. Department of Commerce Bureau of Industry and Security and the Department of the Treasury’s Office of Foreign Assets Control, and associated executive Orders related to any such Laws, and other applicable export and sanction Laws of the countries where it is licensed to conduct business (collectively, the “Trade Control Laws”).

(b) The Company has obtained any export licenses, registrations, approvals, and other authorizations required under the applicable Trade Control Laws for its manufacture and exports of products, software and technology in and from the United States and its re-exports of products, software and technology subject to United States Law. The Company: (i) is in compliance in all material respects with the terms of such applicable export licenses, registrations, approvals, and other authorizations; and (ii) has not received any written communication alleging that it is not in compliance with, or has any Liability under any such applicable export licenses, registrations, approvals, and other authorizations. Neither the Company nor its officers, directors or employees, nor any Person acting on behalf of the Company is (i) a Sanctioned Party; (ii) located, organized or a resident in a country or territory which is itself the subject of any trade or economic sanctions, (iii) included in the List of Excluded Individuals/Entities maintained by the HHS Office of Inspector General pursuant to 42 U.S.C. §§ 1320a-7, 13955ccc, 1320c-5 and regulations promulgated thereunder, which, as of the Closing Date, can be searched at the internet website of http://exclusions.oig.hhs.gov; or (iv) listed as excluded on the list maintained by the United States General Services Administration which, as of the Closing Date, can be searched at the internet website of System for Award Management https://www.sam.gov.

(c) There are no pending or, to the Knowledge of the Company, threatened claims against, or audits or investigations of, the Company with respect to any export licenses, registrations or other approvals. Neither the Company nor its officers, directors or employees, nor any Person acting on behalf of the Company has conducted or initiated any internal investigation or made a voluntary, directed or involuntary disclosure to any Governmental Entity with respect to any alleged act or omission arising under or relating to any potential noncompliance with a Trade Control Law.

3.26 Books and Records. The minute books and stock record books of the Company, all of which have been made available to the Buyer, are complete and correct as of the date hereof and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings, and actions taken by written consent of, holders of its Equity Interests, its Board of Directors or other governing body, and any committees thereof, prior to the date hereof, and no meeting, or action taken by written consent, of any of the foregoing has been held prior to the date hereof for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

3.27 Related Party Transactions. No Seller, entity controlled by any Seller, or executive officer, director, employee, stockholder, Affiliate, agent or Equityholder of the Company (or any of such person’s immediate family members or Affiliates or associates) (each, a “Related Party”): (a) has any direct or indirect interest (i) in, or is, a director, officer or employee of, any Person that is a client, customer, franchisee, supplier, lessor, lessee, debtor, creditor or competitor of the Company (except with respect to any interest in less than 5% of the stock of any corporation whose stock is publicly traded or, in the case of any such Person that is an investment fund, in any of such Person’s affiliated portfolio companies), or (ii) in any material property, asset or right that is owned or used by the Company (except with respect to any interest in less than 5% of the stock of any corporation whose stock is publicly traded or, in the case of any such Person that is an investment fund, in any of such Person’s affiliated portfolio companies); (b) has any claim or cause of action against the Company or (c) is a party to any agreement or transaction with the Company (except for any agreement or transaction between the Company, with respect to any interest in less than 5% of the stock of any corporation whose stock is publicly traded, and, in the case of any such Person that is an investment fund, such Person’s affiliated portfolio companies) or any other agreements, arrangements or understandings that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act if applied to the Company (collectively, the “Company Related-Party Agreements”). Except as set forth in Schedule 3.27 of the Disclosure Letter, there is no outstanding Indebtedness to the Company of any current or former director, officer, consultant, employee or member of the Company.

3.28 Brokers. Except as set forth on Schedule 3.28, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement and each other Transaction Document based upon arrangements made by or on behalf of the Company.

3.29 No Other Representations and Warranties. Except as expressly set forth in this Agreement and each other Transaction Document, neither the Company nor any of its agents, employees or representatives have made, nor are any of them making any representation or warranty, written or oral, express or implied, in respect of the Company or its Businesses. The Buyer expressly acknowledges and agrees that neither the Buyer nor any of its agents, employees or representatives is relying on any other representation or warranty of the Company or any of its agents, employees or representatives, including regarding the accuracy or completeness of any such other representations and warranties, whether express or implied.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE BUYER

Except as set forth in the correspondingly numbered Schedule of the Buyer Disclosure Letter, the Buyer represents and warrants to the Sellers that the statements contained in this Article IV are true and correct as of the date hereof.

4.1 Organization; Power. The Buyer is duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Buyer possesses all requisite organizational power and authority necessary to own, operate and lease and license its properties, to carry on its business as now conducted and to carry out the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party.

4.2 Due Execution. This Agreement has been, and each other Transaction Document to which the Buyer is or will be a party has been, duly executed and delivered by the Buyer. This Agreement constitutes, and each other Transaction Document to which the Buyer is or will be a party constitutes, or will constitute when so duly executed and delivered, a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, in each case subject to the Enforceability Exceptions.

4.3 Valid Issuance of Buyer Common Stock. Any shares of Buyer Common Stock issuable under this Agreement, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be duly authorized, validly issued, fully paid and nonassessable; and will be registered with the SEC under the Securities Act and shall be included for listing on the NYSE at the time of issuance.

4.4 Investment and Financial Ability. The Buyer is purchasing the Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution of such Shares in violation of federal and state securities Laws. The Buyer has sufficient funds available to complete the transactions contemplated by the Agreement.

4.5 No Conflicts; Consents. The execution, delivery and performance by the Buyer of this Agreement and each other Transaction Document to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the organizational documents of the Buyer; (ii) conflict with or result in a material violation or breach of any provision of any Law or Order applicable to the Buyer; (iii) require any consent, notice or other action by any Person under (whether with or without notice or lapse of time or both), contravene, conflict with, result in a violation or breach of or constitute a default under (or an event that, with or without notice or lapse of time or both, would result in a violation or breach of or constitute a default under), result in or permit the acceleration, termination, modification or cancellation of, or create in any party the right to accelerate, terminate, modify or cancel, or result in or permit any other change to any right or obligation of the Buyer or the loss of any benefit to which the Buyer is entitled under, any provision of any material Contract or any Permit affecting the properties, assets or business of the Buyer; or (iv) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Buyer. No consent, approval, Permit, Order, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to the Buyer in connection with the execution, delivery and performance of this Agreement and each other Transaction Document and the consummation of the transactions contemplated hereby and thereby.

4.6 Compliance with Laws and Regulations; Permits. The Buyer has complied, and is now complying, in all material respects with all Laws applicable to it and its business, properties or assets. The Buyer has no material Liability for failure to comply with any Law and, to the Knowledge of the Buyer, there is no act, omission, event or circumstance that would reasonably be expected to give rise to any such material Liability. The Buyer has not received written notice from any Governmental Entity of any violation or alleged violation by it of any applicable Law, where such violation would reasonably be expected to have a Material Adverse Effect on the Buyer.

4.7 SEC Reports.

(a) Each of the SEC Reports (i) as of the date of the filing of such report, complied with the requirements of the Securities Act, the Exchange Act, and the SOX, the rules and regulations thereunder, and (ii) as of its filing date (or, if amended or superseded by a subsequent filing prior to the date hereof, on the date of such filing) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) The Buyer is in compliance with the applicable listing rules and corporate governance rules and regulations of the NYSE.

4.8 Financial Statements. Each of the financial statements (including, in each case, any notes thereto) contained or incorporated by reference in the SEC Reports complied with the rules and regulations of the SEC as of the date of the filing of such reports, was prepared in accordance with GAAP and fairly presents the financial condition and the results of operations, changes in stockholders’ equity, and cash flow of the Buyer and its subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of interim financial statements, to (i) the omission of notes to the extent permitted by Regulation S-X (that, in the case of interim financial statements included in the SEC Reports since the Buyer’s most recent annual report on Form 10-K, would not differ materially from the notes to the financial statements included in such annual report) and (ii) normal, recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material).

4.9 No Other Representations and Warranties. Except as expressly set forth in this Agreement and each other Transaction Document, neither the Buyer nor any of its subsidiaries, agents, employees or representatives have made, nor are any of them making any representation or warranty, written or oral, express or implied, in respect of the Buyer or its businesses. The Company and the Sellers expressly acknowledge and agree that none of the Company, the Sellers, or any of their respective agents, employees or representatives is relying on any other representation or warranty of the Buyer or any of its subsidiaries, agents, employees or representatives, including regarding the accuracy or completeness of any such other representations and warranties, whether express or implied.

ARTICLE V.

ADDITIONAL AGREEMENTS

5.1 Litigation Support. For a period of seven (7) years after the Closing, in the event that, and for so long as, the Buyer or the Company is actively contesting or defending against any charge, audit, complaint, Action, suit, proceeding, hearing, investigation, grievance, arbitration, claim, or demand in connection with (a) any transaction contemplated by the Transaction Documents or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, Action, failure to act, or transaction on or prior to the Closing Date involving the Company, the Sellers Representative and each Seller will reasonably cooperate with such contesting or defending party and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense, at the sole cost and expense of the Buyer, or, at the Buyer’s discretion, the Company (unless the Buyer is entitled to indemnification therefor under Article VI of this Agreement).

5.2 Tax Matters.

(a) Tax Returns.

(i) The Buyer (at its cost and expense) shall prepare, or cause to be prepared, all Tax Returns in respect of the Company that relate to taxable periods ending on or before the Closing Date that are required to be filed after the Closing Date and the Sellers shall pay, or cause to be paid, to the Buyer all Taxes due with respect to such Tax Returns (except to the extent such Taxes were taken into account in determining the Final Closing Payment (or any component thereof)). All such Tax Returns shall be prepared and filed in a manner consistent with past practices of the Company unless otherwise required by applicable Law. The Buyer shall deliver drafts of such Tax Returns (together with schedules, statements and, to the extent reasonably requested by the Sellers Representative, supporting documentation) at least ten (10) days prior to the due date (considering any extension) for the filing of such Tax Returns, to the Sellers Representative for the Sellers Representative’s review. The Buyer shall consider in good faith any comment that the Sellers Representative submits to the Buyer no fewer than five (5) days prior to the due date (taking into account any extension) for the filing of such Tax Returns. The Buyer shall timely file, or cause to be timely filed, such Tax Returns and Sellers shall make the payment due to the Buyer under this Section 5.2(a)(i) at least two (2) days before timely payment of Taxes is due to the Tax Authority to the extent such Taxes are Pre-Closing Taxes.

(ii) The Buyer shall (at its cost and expense) prepare and timely file, or cause to be prepared and timely filed, any Tax Return required to be filed by the Company for a Straddle Period (a “Straddle Period Tax Return”). Each Straddle Period Tax Return shall be prepared in a manner consistent with past practices of the Company unless otherwise required by applicable Law. A draft of each Straddle Period Tax Return shall be submitted by the Buyer to the Sellers Representative (together with schedules, statements and, to the extent reasonably requested by the Sellers Representative, supporting documentation, and, in the case of a Straddle Period, the allocation of Taxes between the pre-Closing and post-Closing portion of the Straddle Period pursuant to Section 5.2(a)(iii)) for its review and comment at least ten (10) days prior to the due date of such Tax Return (including any applicable extension) for any Tax Return that is an income Tax Return (and for any other Tax Returns, such period of time prior to the due date that is reasonable, taking into account applicable extension and the nature of the Tax Return and Tax). The Buyer shall consider in good faith any comment that the Sellers Representative submits to the Buyer no less than five (5) days prior to the due date of such Straddle Period Tax Return.

(iii) With respect to Taxes of the Company relating to a Straddle Period, the amount of such Taxes allocable to the portion of the Straddle Period that is deemed to end on the close of business on the Closing Date shall be, to the extent such Taxes are Pre-Closing Taxes, paid by the Sellers to the Buyer (except to the extent such Taxes were taken into account in determining the Final Closing Payment (or any component thereof)).

The portion of any Tax that is allocable to the taxable period that is deemed to end on the Closing Date will be, (A) in the case of Property Taxes, the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days of such Straddle Period in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire Straddle Period and (B) for all other Taxes, determined as though the taxable year of the Company terminated at the close of business on the Closing Date. The Sellers shall make such payment to the Buyer at least two (2) days before timely payment of Taxes is due to the Tax Authority to the extent such Taxes are Pre-Closing Taxes (except to the extent such Taxes were taken into account in determining the Final Closing Payment (or any component thereof)).

(b) Cooperation. The Buyer and the Sellers agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to Taxes, including, without limitation, access to books and records, as is reasonably necessary for the filing of all Tax Returns by the Buyer or the Sellers, the making of any election relating to Taxes, the preparation for any audit by any Tax Authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Each of the Buyer and the Sellers shall retain all books and records with respect to Taxes for a period of at least seven (7) years following the Closing Date. Notwithstanding the foregoing, the Buyer shall not be required to provide any information, books, records or Tax Returns not directly relating to the Company, and the Buyer shall be entitled to reasonably redact any information contained in any books, records or Tax Returns provided to the Sellers.

(c) Tax Contests.

(i) The Buyer and the Company, on the one hand, and the Sellers, the Sellers Representative and their Affiliates, on the other hand, shall promptly notify each other upon receipt by such party of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes of the Company for a Pre-Closing Tax Period, including a Straddle Period (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”). Any failure to so notify the other party of any Tax Matter shall not relieve such other party of any liability with respect to such Tax Matters except to the extent such party was actually and materially prejudiced as a result thereof.

(ii) The Buyer shall have sole control of the conduct of all Tax Matters, including any settlement or compromise thereof, provided, however, that, with respect to any Tax Matter for which any Seller may be liable, (A) the Buyer shall keep the Sellers Representative reasonably informed concerning the progress of any such Tax Matter, (B) the Sellers Representative shall be entitled to participate (at its own cost and expense) in such Tax Matter (including having the opportunity to consult with the Buyer regarding significant actions and developments and the opportunity to review and comment on significant written materials furnished in connection with such actions and developments) and (C) the Buyer shall not settle, compromise or abandon any such Tax Matter without obtaining the prior written consent of the Sellers Representative (which shall not be unreasonably withheld, conditioned or delayed).

(iii) In the event of any conflict or overlap between the provisions of this Section 5.2(c) and Section 6.4, this Section 5.2(c) shall control with respect to Tax Matters.

(d) Tax Sharing Agreements. All Tax sharing agreements, Tax indemnity agreements, Tax allocation agreements or similar agreements (excluding, for the avoidance of doubt, this Agreement and other commercial agreements the primary purpose of which does not relate to Taxes) between the Company, on the one hand, and any of the Sellers and their Affiliates, on the other hand, shall be terminated prior to the Closing Date, and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

(e) Transfer Taxes. All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the transactions contemplated hereby (“Transfer Taxes”) will be borne 50% by the Sellers and 50% by the Buyer. Each Seller hereby agrees to file in a timely manner all necessary documents (including, but not limited to, all Tax Returns) with respect to all such amounts. The Buyer shall cooperate in the preparation and filing and, if required by applicable Law, join in the execution of any such Tax Returns, and other documentation including any exemption certificates or reductions in Tax. Each Seller shall provide the Buyer with evidence satisfactory to the Buyer that such Transfer Taxes have been paid by such Seller.

(f) Tax Refunds. The Sellers will be entitled to all Tax refunds, including any interest thereon (each, a “Tax Refund”), of the Company for Pre-Closing Tax Periods, including Straddle Periods, to the extent (1) such Taxes were paid by the Company prior to Closing or by any Seller after the Closing or otherwise economically borne by any Seller, (2) such Tax Refund is actually recognized by the Buyer after the Closing and (3) such Tax Refund was not taken into account in determining the Final Closing Payment (or any component thereof)). Such Tax Refunds will be net of: (i) any reasonable out-of-pocket costs incurred in obtaining such Tax Refunds (which the Buyer or the Company will incur at the reasonable request of the Sellers Representative) and (ii) any Taxes borne by the Buyer or the Company as a result of their receipt of such Tax Refunds, and provided that any such Tax Refund related to a Straddle Period will be determined in accordance with the principles set forth in Section 5.2(a)(iii). Any such Tax Refund will be paid over to the Sellers Representative within fifteen (15) days of receipt for distribution to each Seller. In the event that any Tax Refund is required to be repaid to the applicable Tax Authority, the applicable Persons will promptly pay or cause to be promptly paid an amount equal to such repaid Tax Refund (together with any applicable interest and penalties) to the Buyer. All payments pursuant to this Section 5.2(f) shall be treated as an adjustment to the purchase price for all Tax purposes, unless otherwise required by applicable Law.

(g) Other Tax Matters.

(i) To the extent such action would reasonably be expected to increase the Sellers’ indemnity obligation, without the prior written consent of the Sellers Representative (not to be unreasonably withheld, conditioned or delayed), the Buyer will not (and will not permit any Person to): (i) except for Tax Returns that are filed in accordance with Section 5.2(a), file or amend any Tax Return of the Company with respect to any Pre-Closing Tax Period; (ii) extend or waive any statute of limitations or other period for the assessment of any Tax of the Company with respect to any Pre-Closing Tax Period;

(iii) make or change any Tax election under Section 336 or 338 of the Code or change any method of Tax accounting of the Company with retroactive effect to any Pre-Closing Tax Period; (iv) initiate discussions or examinations with any Tax Authority (including any voluntary disclosures) regarding Pre-Closing Taxes; or (v) engage in any transaction on the Closing Date after the Closing outside ordinary course of business.

(ii) The Buyer shall cause the Company to (i) join the Buyer’s consolidated group (within the meaning of Treasury Regulation Section 1.1502-1(h)) effective as of the beginning of the date following the Closing Date and (ii) as a result, the taxable year of the Company will close for U.S. federal and applicable state and local income Tax purposes as of the end of the day on the Closing Date. All Tax deductions of the Company resulting from the payment or accrual of an amount in a Pre-Closing Tax Period (including the Transaction Tax Deductions) shall be treated as occurring or allocable to the day of or prior to the Closing Date for U.S. federal income Tax purposes to the maximum extent permitted by applicable Law and shall be reported consistent with such treatment, and the Buyer shall not nor shall it cause any of its Affiliates to treat such deductions as occurring after the Closing Date under Treasury Regulation Section 1.1502-76(b) (or any similar provision of state, local or non-U.S. applicable Law).

5.3 Confidentiality. In further consideration for the payment of the Estimated Closing Payment and in order to protect the value of the Shares purchased by the Buyer (including the goodwill inherent in the Company as of the Closing), as of the date hereof, each Seller agrees as follows:

(a) as an owner of the Shares, or an employee, officer or director of the Company (as applicable), each Seller has had access to and contributed to information and materials of a highly sensitive nature (including Confidential Information, as defined below) of the Company, its current and future, direct and indirect, parent (including, without limitation, the Buyer), and related entities (each of the foregoing, a “Company Entity”). Each Seller agrees that unless such Seller first secures the written consent of an authorized representative of the Buyer, such Seller shall not use for himself, herself, itself or anyone else, and shall not disclose to others, any Confidential Information, except to the extent such use or disclosure is required by Law or any Order (in which event each Seller shall, to the extent practicable, inform the Buyer and the Company in advance of any such required disclosure, shall cooperate with the Buyer and the Company in all reasonable ways in obtaining a protective Order or other protection in respect of such Confidential Information, and shall limit disclosure of any such Confidential Information to the extent reasonably possible while still complying with such Law or Order). Each Seller shall use all reasonable care to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft.

(b) to, (i) promptly after the Closing, deliver to the Company or destroy all Confidential Information and other Company IP, if any, in such Seller’s possession and control, in whatever form or medium and (ii) at the Buyer’s request, promptly provide written confirmation and certification that such Seller has returned or destroyed all such materials.

5.4 Confidentiality of Terms of Transaction. The Sellers and the Sellers Representative will keep confidential, and not disclose, the terms and status of this Agreement and the other Transaction Documents, the transactions contemplated hereby and thereby and the identity of the Buyer; provided, that each of the Sellers, the Sellers Representative and the Company shall have the right to communicate and discuss with, and provide to, their respective legal advisors, representatives, officers, employees, directors, consultants and agents, and any third party in connection with obtaining any consent, waiver or approval required to be obtained in connection with the consummation of the transactions contemplated herein, any information regarding the terms and status of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby.

5.5 Further Actions. If at any time after the Closing any further actions are necessary to carry out the purposes of this Agreement, each party hereto will take such further actions (including the execution and delivery of such further instruments and documents) as any other such party may reasonably request, at the sole cost and expense of the requesting party. The Sellers acknowledge and agree that from and after the Closing, the Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Company.

5.6 Employee Matters.

(a) The Buyer shall, and shall cause its Affiliates to, grant all Company employees who continue employment with the Buyer or any Affiliate of the Buyer after the Closing (collectively, “Continuing Employees”) credit for any service to the Company and its Affiliates earned prior to the Closing for purposes of eligibility, vesting and determination of the level of benefits, vacation or paid time off accrual and severance benefit determinations, under any benefit or compensation plan, program, agreement or arrangement in which a Continuing Employee participates that may be established or maintained by the Buyer or its Affiliates on or after the Closing; provided, however, that such service credit shall not be recognized to the extent that it would result in a duplication of benefits for the same period of time.

(b) Nothing contained herein, express or implied, (x) is intended to confer upon any Continuing Employee any right to continued employment for any period or continued receipt of any specific employee benefit, or shall constitute an amendment to or any other modification of any Benefit Plan, (y) shall alter or limit the Buyer’s or the Company’s or their Affiliates’ ability to amend, modify or terminate any particular Benefit Plan, program, agreement or arrangement or (z) is intended to confer upon any individual (including employees, retirees or dependents or beneficiaries of employees or retirees) any right as a third party beneficiary of this Agreement.

5.7 Wrong Pockets. After the Closing, if any Seller becomes aware that any asset (including Intellectual Property Rights and Technology) owned or held by a PMMC Company necessary to operate the Business of the Company, or primarily related to the Business of the Company has not been transferred to the Buyer, it shall promptly notify the Buyer in writing and the Buyer and the Sellers Representative shall, as soon as reasonably practicable, ensure that such asset is assigned at the pertinent PMMC Company’s sole cost and expense, with any necessary prior third party consent or approval, to the Buyer .

5.8 Termination of Related Party Transactions. Except (i) as set forth in Schedule 5.8 of the Disclosure Letter and (ii) for Contracts for employment, compensation or benefits entered into in the ordinary course of business, the Company shall cause all Contracts in accordance with their terms (including, for the avoidance of doubt, the Company Related-Party Agreements) between any Related Party, on the one hand, and the Company, on the other hand, to be settled or terminated on or prior to the Closing, without any further obligations, liability or payments by or on behalf of the Company as of the Closing. For the avoidance of doubt, the foregoing shall not require the breach of any agreement by the Company in order to comply with this Section 5.8.

5.9 Use of Corporate Name or Trade Name. After the Closing, the Sellers acknowledge that no rights in the name “VYRSA Technologies” or “VYRSA” or any trademark, service mark or trade name included within the Company IP, or any derivative or variation thereof or any name confusingly similar thereto will be retained by any Seller or their respective Affiliates. The Sellers may use or refer to the foregoing names solely (i) in connection with the performance of their post-Closing employment obligations with the Company, (ii) to identify the fact that they had been, as applicable, owners, directors, officers and/or employees of the Company or (iii) as required by Law or any Governmental Entity or regulatory agency, or in any filings required thereby, whether public or private in nature.

5.10 Director and Officer Liability and Indemnification.

(a) For a period of six (6) years after the Closing, Buyer will not, and will not permit the Company to, amend, repeal or modify any provision in the Company’s certificate or articles of incorporation or organization, bylaws, applicable operating agreement, limited liability company agreement, or other equivalent governing documents relating to the exculpation, indemnification or advancement of expenses of any officers and directors (each, an “Indemnified Person”) (unless required by law), it being the intent of the parties that the officers, managers and directors of the Company will continue to be entitled to such exculpation, indemnification and advancement of expenses to the full extent of the law.

(b) In the event that the Buyer or the Company are sold, then the provisions of Section 5.10(a) shall apply to all of the successors and assigns of the Company.

ARTICLE VI.

INDEMNIFICATION

6.1 Survival Periods.

(a) Subject to the limitations contained in this Article VI, and other than as set forth in the Disclosure Letter, all representations, warranties, covenants and agreements contained in this Agreement and in any Transaction Document shall (A) survive the execution and delivery of this Agreement and such other Transaction Documents and the consummation of the transactions contemplated hereby and thereby and (B) expire and be of no further force and effect on the date that is twelve (12) months after the date hereof (the “Survival Date”), except:

(i) as set forth in Schedule 6.1(a)(i) of the Disclosure Letter;

(ii) with respect to the representations and warranties set forth in Sections 2.1 (Organization), 2.2 (Power; Authorization), 2.3 (Title to Shares), 2.6 (Brokerage), 3.1 (Organization and Qualification of the Company), 3.2 (Authorization), 3.4 (Capitalization of the Company), 3.19 (Taxes), 3.20 (Health Care Compliance), 3.28 (Brokers), 4.1 (Organization; Power) and 4.4 (Investment and Financial Ability) (such representations, collectively, the “Fundamental Representations”), the Survival Date shall be the longer of (x) three years after the date hereof or (y) the expiration of the applicable statute of limitations; and

(iii) covenants and agreements shall survive the Closing until fully performed or observed in accordance with their terms and the Survival Date shall be the date of such performance or observance.

(b) The parties agree that so long as written notice is given on or prior to the applicable Survival Date with respect to such claim, the representations and warranties with respect to such breach shall continue to survive until such matter is finally resolved.

6.2 Indemnification of the Buyer Indemnified Parties by the Sellers.

(a) Individual Obligations of the Sellers. The Sellers hereby agree, on a several and not joint basis, to indemnify the Buyer and its Affiliates (including the Company) and their respective officers, directors, stockholders, employees, agents, representatives, successors and assigns (collectively, the “Buyer Indemnified Parties”) and to hold each of them harmless from and against, and to pay on behalf of or reimburse any such Buyer Indemnified Party in respect of, the entirety of any Loss which any such Buyer Indemnified Party may suffer, sustain or become subject to, as a result of, arising out of, relating to or in connection with the breach or inaccuracy of any representation or warranty of such Seller contained in Article II of this Agreement or any Transaction Document;

(b) Obligations of the Sellers. The Sellers hereby agree, severally and jointly, up to the amount then remaining in the Escrow Account, and severally and not jointly, thereafter to indemnify the Buyer Indemnified Parties and to hold each of them harmless from and against, and to pay on behalf of or reimburse any such Buyer Indemnified Party in respect of, the entirety of any Loss which any such Buyer Indemnified Party may suffer, sustain or become subject to, as a result of, arising out of, relating to or in connection with:

(i) the breach or inaccuracy of any representation or warranty of the Company or the Sellers contained in Article II or Article III of this Agreement or any Transaction Document, in each case, without giving effect to any limitation or qualification as to “materiality,” “material,” “Material Adverse Effect” or similar qualifiers or monetary qualifiers to similar effect set forth in such representation or warranty for purposes of determining whether there is a breach and the Losses resulting from, arising out of or relating to such breach;

(ii) the breach, non-compliance or non-performance of any covenant, agreement or obligation of the Company contained in this Agreement or any Transaction Document;

(iii) any Company Transaction Expenses or Indebtedness to the extent such amounts were not taken into account for purposes of determining the Estimated Closing Payment or the Final Closing Payment;

(iv) Pre-Closing Taxes; and

(v) any inaccuracy in, or challenge, dispute or objection to, the Payment Spreadsheet as set forth in Section 1.1(a) (and updated from time to time pursuant to the terms of this Agreement) and any challenge, dispute or objection to the allocation of the Aggregate Consideration (including any claim or allegation made by or on behalf of any current or former holder or purported or alleged holder of any Shares or Company Stock Options disputing or objecting to the form or amount of the Aggregate Consideration received or to be received by such current or former holder or purported or alleged holder of any Shares or Company Stock Options, including, without limitation, any Liability as a result of any Stock Option Cancellation Agreement and the transactions contemplated by such agreements).

(c) Limitations. The indemnification provided for in Sections 6.2(a) and (b) shall be subject to the following limitations:

(i) Except in the case of Fraud, no Buyer Indemnified Party will be entitled to any indemnification for a Loss hereunder if, with respect to any individual item of Loss, such item is less than $10,000 (“Minor Claim”);

(ii) Except in the case of Fraud, no amount shall be payable to the Buyer Indemnified Parties pursuant to Section 6.2(a) and 6.2(b)(i) with respect to a breach of a representation that is not a Fundamental Representation unless and until the aggregate amount of all Losses actually incurred by the Buyer Indemnified Parties exceeds $200,000 (the “Deductible”) and then only to the extent such Losses exceed the Deductible;

(iii) Except in the case of Fraud, the aggregate amount of all Losses for which the Sellers shall be liable pursuant to Section 6.2(a) and 6.2(b)(i) with respect to a breach of a representation that is not a Fundamental Representation or set forth in Schedule 6.2(c) of the Disclosure Letter shall not exceed, in the aggregate, $4,000,000 (the “Cap”);

(iv) Except in the case of Fraud, the aggregate amount of all Losses for which the Sellers shall be liable pursuant to Sections 6.2(a), 6.2(b)(i) and (b)(iv), including with respect to a breach of a Fundamental Representation, shall not exceed, in the aggregate, the Aggregate Consideration actually paid to the Equityholders under this Agreement (the “Fundamental Representations Cap”);

(v) Except in the case of Fraud, the aggregate amount of all Losses for which any individual Seller shall be liable pursuant to this Agreement shall not exceed the Aggregate Consideration actually paid to such Seller under this Agreement; and

(vi) Except in the case of Fraud, no Seller shall be liable for any Loss to the extent such Loss is taken into account in determining the Closing Payment (or any component thereof) or was otherwise included in the Payment Spreadsheet.

6.3 Indemnification of the Seller Indemnified Parties by the Buyer.

(a) Obligation of the Buyer. The Buyer agrees to indemnify the Sellers and their respective Affiliates and each of their respective officers, directors, stockholders, managers, members, partners, employees, agents, representatives, successors and assigns (collectively, the “Seller Indemnified Parties”) and to hold each of them harmless against any Losses which any of them may suffer, sustain or become subject to, as the result of, arising out of, relating to or in connection with:

(i) the breach or inaccuracy by the Buyer of any representation or warranty made by the Buyer in this Agreement or any Transaction Document, in each case, without giving effect to any limitation or qualification as to “materiality,” “material,” “Material Adverse Effect” or similar qualifiers or monetary qualifiers to similar effect set forth in such representation or warranty for purposes of determining whether there is a breach and the Losses resulting from, arising out of or relating to such breach; or

(ii) the breach, non-compliance or non-performance of any covenant, agreement or obligation of the Buyer contained in this Agreement or any Transaction Document.

(b) Limitations. The indemnification provided for in Section 6.3(a)(i) shall be subject to the following limitations:

(i) Except in the case of Fraud, the aggregate amount of all Losses for which the Buyer shall be liable pursuant to Section 6.3(a)(i) with respect to a breach of a representation that is not a Fundamental Representation shall not exceed the Cap;

(ii) Except in the case of Fraud, no amount shall be payable to the Seller Indemnified Parties pursuant to Section 6.3(a)(i) with respect to a breach of a representation that is not a Fundamental Representation unless and until the aggregate amount of all Losses of the Seller Indemnified Parties exceeds the Deductible; and

(iii) Except in the case of Fraud, the aggregate amount of all Losses for which the Buyer shall be liable pursuant to Section 6.3(a)(i) with respect to a breach of a Fundamental Representation shall not exceed, the Fundamental Representations Cap.

(iv) Notwithstanding anything in this Agreement to the contrary, it shall not be a breach of Section 3.11 if any representation or warranty therein is breached or determined to be inaccurate to the extent such breach or inaccuracy is caused by or results from a Patent Challenge (as defined in the Amended and Restated License Agreement) brought by or on behalf of the Buyer and its Affiliates.

6.4 Notice and Defense of Third-Party Claims.

(a) If a party hereto seeks indemnification under this Article VI with respect to any Action, lawsuit, proceeding, investigation or other claim brought against it by a third party (a “Third-Party Claim”), such party seeking indemnification (the “Indemnified Party”) shall promptly give written notice to the other party (the “Indemnifying Party”), describing the

Third-Party Claim, the amount thereof (if known and quantifiable), and the basis therefor; provided, that any failure to so notify or any delay in notifying the Indemnifying Party shall not relieve the Indemnifying Party of its, his or her obligations hereunder. With respect to any Third-Party Claim which, if adversely determined, would entitle the Indemnified Party to indemnification pursuant to this Article VI, the Indemnifying Party shall be entitled, at its sole cost and expense, (i) to participate in the defense of such Third-Party Claim giving rise to the Indemnified Party’s claim for indemnification, or (ii) at its option (subject to the limitations set forth below), to assume control of such defense and appoint lead counsel reasonably acceptable to the Indemnified Party; provided, that as a condition precedent to the Indemnifying Party’s right to assume control of such defense, it must first: (A) notify the Indemnified Party in writing within ten (10) days after the Indemnified Party has given notice of the Third-Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Losses (without any limitations) the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim in accordance with the terms of this Agreement, and (B) furnish the Indemnified Party with evidence reasonably satisfactory to the Indemnified Party that the Indemnifying Party has sufficient resources to defend such Third-Party Claim and to satisfy its obligations to the Indemnified Party under this Article VI in respect of such Third-Party Claim. Notwithstanding the foregoing, the Indemnifying Party shall not have the right to assume control of such defense if the Third-Party Claim which the Indemnifying Party seeks to assume control (I) seeks non-monetary relief, (II) involves criminal or quasi-criminal allegations, (III) involves a claim which, if adversely, determined, would be reasonably expected, in the good faith judgment of the Indemnified Party, to establish a precedent, custom or practice adverse to the continuing business interests or prospects of the Indemnified Party or the Company, (IV) seeks Losses in excess of funds available in the Escrow Account (subject to Section 6.4(b)), or (V) involves a claim that, in the good faith judgment of the Indemnified Party, the Indemnifying Party failed or is failing to vigorously prosecute or defend (each of the foregoing, an “Exception Claim”).

(b) In the event that the Indemnifying Party fails to elect to assume control of the defense of any Third-Party Claim in the manner set forth in Section 6.4(a) or such Third-Party Claim is or at any time becomes, an Exception Claim, the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third-Party Claim in any manner it may deem appropriate, provided, however, that the Indemnified Party shall act reasonably and in good faith in connection with giving consent to the entry of any judgment or entering into any settlement with respect to such Third-Party Claim and shall not consent to the entry of any judgment or enter into any settlement with respect to such Third-Party Claim to the extent that any Losses related thereto for which indemnification is sought under this Article VI would exceed the Escrow Amount without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) If the Indemnifying Party is controlling the defense of any Third-Party Claim in accordance with Section 6.4(a), (i) the Indemnified Party shall nonetheless have the right to participate in the defense of such Third-Party Claim giving rise to the Indemnified Party’s claim for indemnification at the Indemnified Party’s sole cost and expense, and (ii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to or cease to defend such Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, that the

Indemnified Party shall have no obligation of any kind to consent to the entrance of any judgment or into any settlement unless such judgment or settlement (A) is for only money damages, the full amount of which shall be paid by the Indemnifying Party, (B) includes, as a condition thereof, an express, unconditional release of the Indemnified Party from any liability or obligation with respect to such Third-Party Claim, and (C) would not be reasonably expected, in the good faith judgment of the Indemnified Party, to establish a precedent, custom or practice adverse to the continuing business interests or prospects of the Indemnified Party or the Company.

(d) Irrespective of which party controls the defense of any Third-Party Claim, the other parties to this Agreement will, and will cause any non-party Affiliate to, cooperate with the controlling party in such defense and make available to the controlling party all witnesses, pertinent records, materials and information in such non-controlling party’s possession or under its control relating thereto as is reasonably required by the controlling party. The parties agree that all communications between any party and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

(e) In the event of any conflict or overlap between the provisions of Section 6.4 and Section 5.2(c), Section 5.2(c) shall control with respect to Tax Matters.

6.5 Notice of Non-Third-Party Claims. If an Indemnified Party seeks indemnification under this Article VI with respect to any matter which does not involve a Third-Party Claim, the Indemnified Party shall give written notice to the Indemnifying Party promptly after discovering the liability, obligation or facts giving rise to such claim for indemnification, describing the nature of the claim in reasonable detail, the amount thereof (if known and quantifiable), and the basis therefor (the “Indemnity Notice”); provided, that any failure to so notify or any delay in notifying the Indemnifying Party shall not relieve the Indemnifying Party of its, his or her obligations hereunder. If the Indemnifying Party does not notify the Indemnified Party in writing within thirty (30) days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim in writing (a “Indemnity Dispute Notice”), the Indemnifying Party shall be deemed to have accepted and agreed to indemnify the Indemnified Party from and against the entirety of any Losses described in the Indemnity Notice. If the Indemnifying Party has delivered an Indemnity Dispute Notice to the Indemnified Party, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution to such dispute. If the Indemnifying Party and the Indemnified Party cannot resolve such dispute within thirty (30) days after delivery of the Indemnity Dispute Notice, the underlying claim shall be resolved by litigation in an appropriate court of competent jurisdiction.

6.6 Right of Set Off for Breaches; Recourse.

(a) If and to the extent that any Buyer Indemnified Party is entitled to indemnification pursuant to this Agreement for breach of a covenant or a Fundamental Representation, each such Buyer Indemnified Party may recoup all or any portion of the damages to which such Buyer Indemnified Party is entitled by withholding and offsetting against the Milestone Payments, if any, that are actually earned and payable (and not yet paid) pursuant to Exhibit K. The provisions in this Section 6.6 shall be subject to the limitations contained in Section 6.2(c). Subject to the limitations contained in this Article VI, nothing herein shall prevent any Buyer Indemnified Party from recovering cash payment of monetary damages directly from the applicable Indemnifying Party at any time when the Milestone Payments are not sufficient to offset the aggregate amount of such damages, whether because the Milestone Payments have previously been paid or offset against prior damages, the Milestone Payments have not yet been achieved, the Milestone Payments can never be achieved, or otherwise. Notwithstanding any other provision herein, if the Buyer is entitled to indemnification under Section 6.2(b)(i) in connection with a breach of a Fundamental Representation, or under Section 6.2(b)(iv) with respect to Taxes, the Buyer shall be entitled to recover cash payment of monetary damages directly from the applicable Indemnifying Party without first recovering from the Escrow Amount or withholding and offsetting against the Milestone Payments.

(b) Any indemnification payment pursuant to this Article VI shall be effected by wire transfer of immediately available funds to an account designated by the Sellers Representative or the Buyer, as the case may be, within three (3) Business Days after the determination of the amount thereof, whether pursuant to a final judgment, settlement or agreement among the parties hereto.

6.7 Determination of Loss Amount.

(a) For purposes of determining whether any breach has occurred, and the amount of Losses pursuant to this Article VI, all qualifications and limitations as to materiality, including “material,” “in all material respects,” “Material Adverse Effect” or similar qualifiers or monetary qualifiers to similar effect shall be deemed to be deleted therefrom.

(b) Each Person entitled to indemnification hereunder will take commercially reasonable steps to mitigate all Losses after becoming aware of any event that could reasonably be expected to give rise to any Losses that are indemnifiable or recoverable hereunder or in connection herewith. In the event that an Indemnifying Party makes any payment to any Indemnified Party for indemnification for which such Indemnified Party could have collected on a claim against a third party (including under any contract and any insurance claims), such Indemnifying Party will be entitled to pursue claims and conduct litigation on behalf of such Indemnified Party to pursue and collect on any indemnification or other remedy available to such Indemnified Party thereunder with respect to such claim. Except pursuant to a settlement agreed to by the Indemnifying Party, the Indemnified Party will not waive or release any contractual right to recover from a third party any Loss subject to indemnification hereby without the prior written consent of such Indemnifying Party. The Indemnified Party will, and will cause its Affiliates (including the Company if the Company is an Affiliate) to, cooperate with the Indemnifying Party, at such Indemnifying Party’s expense, with respect to any such effort to pursue and collect with respect thereto, including executing any assignments or related documents.

(c) The amount of any and all Losses under this Article VI will be determined net of any amounts actually recovered by the Indemnified Party under or pursuant to any Insurance Policy or title insurance policy (net of the present value of any increase in premiums actually imposed by the applicable insurance carrier as a result of the occurrence of the Loss, the deductible and all costs and expenses incurred in recovering such insurance proceeds with respect to such Loss).

(d) In no event will any Indemnified Party be entitled to recover or make a claim for any amounts in respect of consequential, incidental or indirect damages, lost profits, or punitive damages unless such Losses (i) are required to be paid to a third party pursuant to a Third Party Claim for which the Indemnified Parties were entitled to indemnification pursuant to this Article VI or (ii) were reasonably foreseeable as of the date hereof and flow proximately from the breach giving rise to such Losses.

(e) No Indemnified Party will be entitled to any indemnification under this Article VI to the extent such amount is included in the Final Closing Statement (i.e., “no double counting”).

6.8 Indemnification as Sole Remedy. The indemnification provided for in this Article VI shall be the sole and exclusive remedy and recourse of any breach of a non-Fundamental Representation under the Agreement, except that the foregoing shall not (a) limit any party’s right to seek and obtain equitable remedies (including specific performance) with respect to this Agreement or any covenant hereunder or (b) apply with respect to the purchase price adjustment procedures set forth in Section 1.5.

6.9 Tax Treatment of Indemnity Payments. Any payments made to any party pursuant to Article VI shall constitute an adjustment of the consideration paid by the Buyer to the Sellers pursuant to this Agreement for Tax purposes and shall be treated as such by the Buyer and the Sellers on their Tax Returns to the extent permitted by applicable Law.

ARTICLE VII.

DEFINITIONS

7.1 Interpretation. Where specific language is used to clarify by example a general statement contained herein (such as by using the word “including”), such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The words “include” and “including,” and other words of similar import when used herein shall not be deemed to be terms of limitation but rather shall be deemed to be followed in each case by the words “without limitation.” The word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if.” The words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Article, Section or other subdivision of this Agreement. Any reference herein to “dollars” or “$” shall mean United States dollars. The words “as of the date of this Agreement” and words of similar import shall be deemed in each case to refer to the date this Agreement was first signed, and unless otherwise specified herein, all dates shall be measured using Pacific Time. The term “or” shall be deemed to mean “and/or.” Any reference to any particular Code, Section or any other Law will be interpreted to include any revision of or successor to that Section regardless of how it is numbered or classified and any reference herein to a Governmental Entity shall be deemed to include reference to any successor thereto.

7.2 Certain Definitions.

“Action” means any action, arbitration, charge, claim, complaint, demand, dispute, governmental audit, grievance, hearing, inquiry, investigation, litigations, proceeding, qui tam action, suit (whether civil, criminal, administrative, judicial, or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity or arbitrator, whether at law or in equity.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, (including, but not limited to, all directors and officers of such Person) controlled by, or under direct or indirect common control with, such Person. For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative of the foregoing. For the avoidance of doubt, each of the PMMC Companies shall be considered an Affiliate of the Company prior to the Closing.

“Aggregate Consideration” means the Final Closing Payment, the Escrow Amount, the Expense Fund, and the Maximum Milestone Consideration.

“Business” means the business operation of the Company in the ordinary course as of the date hereof.

“Business Data” means all data collected, generated or received in connection with the services rendered by the Company and the marketing, delivery or use of any Company Product.

“Business Day” means each day of the week except Saturdays, Sundays and days on which banking institutions are authorized by Law to close in the State of Delaware.

“Buyer Commercially Reasonable Efforts” means such reasonable and good faith efforts and resources an entity of similar size and resources to the Buyer with products similar to the Covered Products would normally use to accomplish a similar objective under similar circumstances and shall be determined in light of all relevant factors (but excluding the obligation to pay the Milestone Payments), taken as a whole, including but not limited to those efforts and resources consistent with the exercise of prudent scientific and business judgment as applied by an entity of similar size and resources to the Buyer to the development or commercialization (as applicable) of its own products that are at a similar stage of development or commercialization have similar market potential, taking into account the perceived present and future market potential of the applicable products (including anticipated and actual profit margin), the anticipated level of regulatory approval that may be available for the applicable products, the efficacy, safety, patent and regulatory exclusivity, anticipated or approved labelling of the applicable products, the level of intellectual property protection of the applicable products, the presence of third party intellectual property that may impact the marketability of the applicable products, the presence or absence of particularly difficult marketing issues, the profitability of the applicable products in light of pricing and reimbursement issues (including the level of reimbursement that may be available for the applicable products), the likely availability and cost of necessary raw materials, the competitiveness of third party products (including with respect to the expected or actual efficacy and cost of such third party products) and competitive market conditions, but not with regard to the performance of the Buyer’s other similar products. Buyer Commercially Reasonable Efforts shall be determined on a market-by-market and indication-by-indication basis, and it is anticipated that the level of efforts required may be different for different markets and indications and may change over time, reflecting changes in the status of the product and markets involved.

“Buyer Common Stock” means the common stock of the Buyer.

“Buyer Transaction” means any of (A) a sale or other disposition of all or substantially all of the assets of the Buyer and its subsidiaries on a consolidated basis or (B) a merger, consolidation or other business combination or similar event in which the stockholders of the Buyer immediately prior to such consolidation, merger or other business combination or similar event own less than fifty percent (50%) of the surviving entity’s voting power immediately after the transaction.

“Camber 401(k) Plan” means the Camber Spine Technologies, LLC Employee Retirement Security Savings Plan.

“Camber Sacroiliac (SI) Fixation System” means the VYRSA V1 posterior approach SI fusion transfixing titanium implant, as cleared by the FDA in November 2022.

“Cash” means cash and cash equivalents.

“Closing Cash” means the aggregate amount of all unrestricted Cash of the Company as of 11:59 p.m. Eastern Time on the day immediately preceding the Closing Date.

“Closing Working Capital” means the Working Capital as of 11:59 p.m. Eastern Time on the day immediately preceding the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Equity Plan” means Interventional Pain Technologies, Inc.’s 2022 Equity Incentive Plan, as amended.

“Company IP” means all Intellectual Property Rights and Technology owned or purported to be owned by, or exclusively licensed to, in whole or in part, one or more of the Relevant Companies, including all Intellectual Property Rights and Technology licensed to the Company pursuant to the Existing License Agreements.

“Company Product” means (a) the Company’s VYRSA Pro, VYRSA V1 and VYRSA Fix products as approved in their respective indications of use as of Closing, (b) any expanded indication of use obtained for VYRSA Pro, VYRSA V1 or VYRSA Fix in satisfaction of either the Regulatory Approval Milestone or the Product Development Milestone, as applicable and (c) any component of the foregoing, in each case (a)-(c) as such system, components and products may be improved or otherwise modified from time to time.

“Company Software” means all Software (a) owned or purported to be owned by any Relevant Company; (b) that is incorporated in any Company Product or distributed in connection with any Company Product; or (c) that is otherwise related to the development, commercialization, distribution, provision, management or support of any Company Product.

“Company Stock Options” means any option to purchase shares of Company Common Stock granted pursuant to the Company Equity Plan or otherwise.

“Company Transaction Expenses” means (a) all fees, costs and expenses (including, without limitation, fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred by the Company or any Seller (to the extent that the Company is responsible for the payment thereof) in connection with the negotiation and execution of this Agreement and the other Transaction Documents, the performance of its respective obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby (including, without limitation, any such amounts required to be paid to any third party in connection with obtaining any consent, waiver or approval required to be obtained in connection with the consummation of the transactions contemplated hereby or thereby); (b) any transaction bonuses, retention payments, severance or change of control payments payable by the Company to a current or former service provider as a result of the transactions contemplated by this Agreement (including any payments pursuant to “double-trigger” arrangements resulting in payments and/or benefits provided upon a termination of employment on or following the consummation of the Closing), and the employer portion of any employment Taxes that are incurred by the Company in connection with the payment of any amounts described in this clause (b); (c) a one-time non-refundable license fee of three million dollars ($3,000,000) by wire transfer of immediately available funds to an account designated in writing by Camber Spine, or as otherwise instructed by Camber Spine, in the case of each of clauses (a), (b) and (c), to the extent unpaid prior to the Closing Date; and (d) 50% of the fees payable to the Escrow Agent and the Paying Agent in connection with the execution of this Agreement and the Transaction Documents.

“Confidential Information” means all information (whether or not specifically identified as confidential), in any form or medium, that is disclosed to, or developed or learned by, the Company or any Seller as an owner of the Shares, or as an employee, officer or director of the Company, as the case may be, in the performance of duties for, or on behalf of, any Company Entity or that relates to the Business, products, services or research of any Company Entity or any of their investors, partners, Affiliates, strategic alliance participants, officers, directors, employees or stockholders or their respective Affiliates; provided, that “Confidential Information” shall not include any information that the Sellers can demonstrate has become generally known to and widely available for use within the industry other than as a result of the acts or omissions of the Sellers or a Person that the Sellers have direct control over to the extent such acts or omissions are not authorized by the Sellers in the performance of such Person’s assigned duties for the Sellers.

“Contract” means any agreement, contract, instrument, commitment, lease, guaranty, indenture, license, or other arrangement or understanding (and all amendments, side letters, modifications and supplements thereto) between parties or by one party in favor of another party, whether written or oral.

“Convertible Notes” means each of the convertible notes of the Company set forth on Schedule 7.2(a) of the Disclosure Letter.

“Covered Product” means (a) Company Products; (b) components (including replacement parts) of Company Products; and (c) any product that is, in whole or in part, a derivative of or a modification to a Company Product (including next generation versions of a Company Product); provided that, with respect to (c), such product performs a substantially similar function, in substantially the same manner, and for the same indications as the Company Products. For the avoidance of doubt, the Company acknowledges (i) that the Buyer’s existing business includes developing and commercializing products, that the Buyer holds Intellectual Property Rights related thereto and that no product or component of the Buyer as of or prior to Closing shall be Covered Products and (ii) other than as expressly described herein, no further products developed or acquired by the Company or the Buyer after Closing shall constitute a “Covered Product”.

“Data Security and Privacy Law” means any applicable Law relating to the Processing of data, data privacy, security, and the cross-border transfer of Personal Information.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, Lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction or other similar encumbrance of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Order, fine, penalty, costs or damages, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit held by the Company.

“Environmental Law” means any and all international, federal, state, local or foreign Laws, statutes, ordinances, regulations, treaties, policies, guidance, rules, judgments, Orders, writs, court decisions, stipulations and injunctions, which (a) regulate or relate to the protection or cleanup of the environment; the use, treatment, storage, transportation, handling, disposal or Release of hazardous substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, including without limitation protection of the health and safety of employees (to the extent relating to exposure to Hazardous Materials); or (b) impose liability or responsibility with respect to any of the foregoing, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), or any other Law of similar effect, in effect on or prior to the Closing.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit required under or issued, granted, given, authorized by or made by any Governmental Entity pursuant to Environmental Law.

“Equity Interests” means, with respect to any Person, any and all shares, interests, units, participations, rights in or other equivalents of such Person’s capital stock, partnership interests, membership interests, limited liability company interests or other equivalent equity or ownership interests, any rights, warrants, options exchangeable or exercisable for or convertible into such capital stock or other equity or ownership interests (whether embedded in other securities or not), and any right to purchase or otherwise acquire any of the foregoing, in each case whether or not subject to any contingencies or vesting, forfeiture or other conditions.

“Equityholder” means each Seller and each holder of Company Stock Options.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated, and rulings issued thereunder.

“ERISA Affiliate” means any Person (whether or not incorporated), together with the Company, that is treated as a single employer under Section 414 of the Code or Section 4001(a)(14) or 4001(b)(1) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing License Agreements” means (a) that certain Patent/Technology License Agreement, effective October 1, 2022, by and between the Company and Camber Spine Technologies, LLC; and (b) that certain Irrevocable Patent/Technology License Agreement, effective September 1, 2022, by and between the Company and Camber Spine Technologies, LLC.

“Fault” means any action or inaction of the Buyer or the Company, after the closing, which would constitute bad faith, gross negligence, willful delay or Fraud. For the avoidance of doubt, for purposes of the Regulatory Approval Milestone, (i) MCRA will prepare the regulatory submission and provide the same to the Buyer and (ii) the Buyer will thereafter use commercially reasonable efforts to evaluate and review the same for submission into the FDA in a timely manner.

“FDA” means the United States Food and Drug Administration, or any successor thereto.

“FDA 510(k) Clearance” means the FDA’s written clearance of a premarket notification for a medical device product, whereby the FDA has determined such medical device to be substantially equivalent to a predicate medical device pursuant to Section 513 of the Federal Food, Drug, and Cosmetic Act, thereby permitting marketing and commercial distribution of such medical device in the United States.

“Final and Binding” means, with respect to any calculation or determination, that such calculation or determination shall have the same preclusive effect for all purposes as if such calculation or determination had been embodied in a final judgment, no longer subject to appeal, entered by a court of competent jurisdiction.

“Foreign Official” means any officer or employee of a foreign Governmental Entity, a public international organization or any department or agency thereof, any Person acting in an official capacity on behalf of a foreign Governmental Entity, a member of a royal family or a member of a foreign legislative body, any employee of a state-owned enterprise and any other individual included within the definition of such term under the U.S. Foreign Corrupt Practices Act of 1977.

“Fraud” means common law fraud under Delaware law with respect to the making of a representation or warranty contained in this Agreement with the actual knowledge that such representation or warranty was false when made or with reckless indifference to the truth of such representation or warranty.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Government Shutdown” means the cessation by U.S. federal agencies of non-essential functions after the date hereof.

“Governmental Entity” means any (a) province, region, state, county, city, town, village, district or other jurisdiction; (b) federal, provincial, regional, state, local, municipal, foreign or other government; (c) governmental or quasi-Governmental Entity of any nature (including any governmental agency, branch, bureau, commission, department, instrumentality, office, political subdivision or other entity and any court or other tribunal); (d) multinational organization; (e) body exercising, or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or Tax Authority or power of any nature; or (f) official of any of the foregoing.

“Hazardous Materials” means: any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that are regulated under Environmental Laws based on its hazardous or toxic properties or characteristics, including any petroleum or petroleum-derived products, radon, radioactive materials or hazardous wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Health Care Laws” means the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.), the Public Health Service Act (42 U.S.C. § 201 et seq.), the Medicare statute (Title XVIII of the Social Security Act), the Medicaid statute (Title XIX of the Social Security Act) and any other Law pertaining to or governing a government healthcare program, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the criminal false statements Law (42 U.S.C. § 1320a-7b(a)), the Physician Payments Sunshine Act, 42 U.S.C. § 1320a-7h, the exclusion laws (42 U.S.C. § 1320a-7), all criminal Laws relating to health care fraud and abuse, including but not limited to 18 U.S.C. §§ 286, 287, 1035, 1347, 1349 and the health care fraud criminal provisions under HIPAA, and any comparable Law that regulates the design, development, testing, manufacturing, processing, storing, sale, importing or exporting, licensing, labeling or packaging, advertising, distributing or marketing of medical device or biological products, or that is related to kickbacks, patient or program charges, recordkeeping, claims process, documentation requirements, medical necessity, referrals, the hiring of employees or acquisition of services or supplies from those who have been excluded from government health care programs, quality, safety, licensure or any other aspect of providing health care services, and all regulation promulgated pursuant to such Laws.

“Health Care Professional” means any Person, and any of their related foundations, Affiliates, associations and similar entities, (i) involved in the provision of health care services to patients, or (ii) that purchase, lease, recommend, approve, use, arrange for the purchase or lease of, or prescribe medical devices, biological product, pharmaceuticals or other health care products or services, specifically including Persons providing health care services, and Persons who do not directly provide services but who are involved in the decision to purchase, lease, approve, use or recommend a medical device, biological product, pharmaceutical or other health care product or service (in each case, excluding any person’s personal purchase or use of health care products), or (iii) who is a “physician” or “immediate family member” of a “physician,” as such terms are defined in 42 CFR § 403.902.

“Indebtedness” means, at any specified time, any of the following indebtedness of any Person (whether or not contingent and including, without limitation, any and all principal, accrued and unpaid interest, prepayment premiums or penalties, related expenses, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and other amounts which would be payable in connection therewith): (a) any obligations of such Person for borrowed money or in respect of loans or advances (whether or not evidenced by bonds, debentures, notes, or other similar instruments or debt securities); (b) any obligations of such Person as lessee under any lease or similar arrangement required to be recorded as a capital lease in accordance with GAAP; (c) all liabilities of such Person under or in connection with letters of credit or bankers’ acceptances, performance bonds, sureties or similar obligations that have been drawn down, in each case, to the extent of such draw; (d) any obligations of such Person to pay the deferred purchase price of property, goods or services other than those trade payables incurred in the ordinary course of business; (e) all liabilities of such Person arising from cash/book overdrafts; (f) all liabilities of such Person under conditional sale or other title retention agreements; (g) all obligations of such Person with respect to vendor advances or any other advances made to such Person; (h) all liabilities of such Person arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; (i) any liability or obligation of others guaranteed by, or secured by any Lien on the assets of, such Person; (j) without duplication, the Convertible Notes; and (k) with respect to the Company, the net amount of any obligation or liability of the Company to any Seller or Affiliate of any Seller (except for compensation payable to any such Seller in the ordinary course of business for such Seller’s services as an employee of the Company).

“Indebtedness Amount” means the aggregate amount of all Indebtedness of the Company outstanding as of immediately prior to the Closing.

“Intellectual Property Rights” means and includes all past, present, and future intellectual property rights and other proprietary rights of any kind, whether registered or unregistered, which may exist or be created under the Laws of any jurisdiction worldwide, including such rights in (a) trademarks, trade names, service names, trade dress, corporate or business names, logos, slogans, social media designations, service mark rights and similar rights, URL and domain name registrations, and all translations, adaptations, derivations and combinations of the foregoing, together with all goodwill associated therewith, (b) rights associated with works of authorship, including exclusive exploitation rights, copyrights and copyrightable works (including rights in Software), design rights, mask work rights and related moral rights, (c) patents and patent applications, including any renewals, extensions, reexaminations and reissues, divisions, continuations and continuations-in-part, substitutions and foreign counterparts relating to any such patents and patent applications, inventions (whether or not patentable or whether or not reduced to practice), invention disclosures, discoveries, improvements, and industrial property rights, (d) know-how, trade secrets and other rights in confidential or proprietary information (including specifications, formulae, techniques, technical data and manuals, research and development information, methods, processes and technology), (e) all registrations and applications for any of the foregoing, (f) rights in databases and data collections (including knowledge databases, customer lists and customer databases) and (g) all past, present and future claims and causes of action arising out of or related to infringement or misappropriation of any of the foregoing.

“IT Systems” means any of (or any combination of) the computer software, computer hardware (whether general or special purpose), automated, computerized or software systems and any other information technology network, system or related service that is used in, held for use in, necessary for or otherwise relied on by the Company in the conduct of its Business.

“Knowledge” means, with respect to any Person, the actual knowledge after reasonable inquiry of any director, governing body member or executive officer of such Person; provided, that, in the case of the Company, “Knowledge” means the actual knowledge after reasonable inquiry of each of the Persons set forth on Schedule 7.2(b) of the Disclosure Letter.

“Law” means any Permit, statute, constitution, principle of common law, law, treaty, ordinance, edict, decree, regulation, rule, ruling, code, Order, temporary restraining order, judgment, injunction, enforcement action or consent decree, issued, promulgated or entered by any arbitrator or Governmental Entity.

“Liability” means any liability, Indebtedness, obligation, deficiency, interest, Tax, penalty, fine, claim, demand, judgment, cause of action or other Losses (including, without limitation, loss of benefit or relief), cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due and regardless of when asserted.

“Lien” means any security interest, pledge, bailment (in the nature of a pledge or for purposes of security), mortgage, deed of trust, hypothecation, the grant of a power to confess judgment, conditional sales and title retention agreement (including any lease in the nature thereof), option, right of first refusal, right of first offer or other similar preemptive right, charge, Encumbrance, lien, easement, right of way, covenant, condition or restriction or other similar arrangement or interest in tangible or intangible property.

“Losses” means (i) any and all losses, liabilities, Actions, causes of action, costs, Taxes, damages or expenses, whether or not arising from or in connection with any Third-Party Claims (including, without limitation, interest, penalties, reasonable attorneys’, consultants’ and experts’ fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing), and (ii) any and all amounts determined by the Buyer to be necessary or appropriate to indemnify and hold harmless any current or former service provider of the Company in respect of, or as the result of, income, employment, penalty and excise Taxes incurred by such current or former service provider of the Company as a result of the inaccuracy or breach of a Fundamental Representation set forth in Section 3.19.

“Market Value” means the volume-weighted average price as reported on Bloomberg (or an agreed to equivalent nationally recognized service if Bloomberg ceases to exist) of a share of Buyer Common Stock on each of the fifteen (15) consecutive trading days immediately prior to two (2) consecutive trading days prior to the date of the applicable Milestone Payment in accordance with Exhibit K, for purposes of any Milestone Payment paid in shares of Buyer Common Stock (if so elected by the Buyer pursuant to subsection (h) of Exhibit K).

“Material Adverse Effect” means any change, event, occurrence or circumstance that, individually or in the aggregate with all other changes, events, occurrences and circumstances, results in, or could reasonably be expected to result in, a material adverse effect on the Business, results of operations, condition (financial or otherwise), assets, or Liabilities of the Company, taken as a whole, or on the ability of the Sellers or the Company to perform their respective obligations hereunder or to consummate the transactions contemplated hereby, except to the extent resulting from (a) changes in general local, domestic, foreign, or international economic conditions, (b) changes affecting generally the industry in which the Company operates, (c) acts of war, sabotage or terrorism, military actions or the escalation thereof, (d) any changes in applicable Law or accounting rules or principles, including changes in GAAP, (e) any other action required by this Agreement or the other Transaction Documents, or (f) the announcement of the transactions contemplated by this Agreement and the other Transaction Documents; provided, that with respect to clauses (a), (b), (c) and (d), only to the extent that any such change, event, occurrence or circumstance does not affect the Company, taken as a whole, in a substantially disproportionate manner from the impact on other companies generally or that are in the specific Business in which the Company is engaged.

“Milestone Payments” means, collectively, the Regulatory Approval Milestone Payment, the Product Development Milestone Payment, the 2024 Sales Milestone Payment, the 2025 Sales Milestone Payment, and the 2026 Sales Milestone Payment.

“Mutual Nondisclosure Agreement” means that certain Mutual Nondisclosure Agreement, dated as of July 24, 2023, by and between the Company and the Buyer.

“Net Sales” means amounts received during the applicable period with respect to the sale, lease, transfer, disposition, distribution or license (excluding upfront, milestone and similar payments) of the Covered Products by or on behalf of the Buyer and its Affiliates and its and their licensees to third parties, less the following deductions, all in accordance with GAAP applied consistently with the policies, conventions, methodologies and procedures used by the Buyer to report revenue in its financial statements included in the filings with the SEC:

a)	customary trade, cash and quantity discounts actually given;

b)	amounts repaid or credits or allowances actually given or made for rejection, defect, recall or return of Covered Products or for retroactive price reductions and billing errors;

c)

price reductions, rebates, loyalty cards, incentive offers (or other patient discount programs) and chargeback provisions granted to managed health care organizations (or equivalents thereof), national, state/provincial, local, and other governments, their agencies and purchasers and reimbursers, or to other trade customers, or deductions due to legislative actions by any Governmental Entity;

d)	costs of freight, insurance, and other transportation charges to the extent included in the total amount invoiced;

e)

if included in the aggregate gross invoice price of such Covered Product, sales or excise Taxes, duties or other similar governmental charges (including any Tax such as a value added or similar Tax, and excluding any Taxes based on, or in lieu of, income) relating to the sale of such Covered Product, as adjusted for rebates and refunds;

f)	the portion of administrative fees paid during the relevant time period to group purchasing organizations relating to such Covered Product;

g)

any commissions paid to any distributor that was engaged with the Company prior to the Closing Date and that continues providing services to and receiving sales commission from the Company following the Closing Date; and

h)

that portion of the user fees imposed on device manufacturers by the Medical Device User Fee and Modernization Act of 2002 that the Buyer and its Affiliates allocate to sales of the Covered Products in accordance with the standard policies and procedures consistently applied by the Buyer and its Affiliates across its products.

No deductions shall be made for any costs or expenses of collections.

In no event will any particular amount identified above be deducted more than once in calculating Net Sales. Sales, licenses and distribution of Covered Products between the Buyer and its Affiliates and their licensees for resale, sublicense or further distribution shall be excluded from the computation of Net Sales, but the subsequent resale, license or distribution of such Covered Products to a third party shall be included within the computation of Net Sales. For purposes of determining Net Sales, a sale or other disposition shall not include sales, supply, transfers or dispositions of Covered Product for research, development or clinical purposes or as samples or charitable donations.

“Noteholders” means each holder of a Convertible Note.

“Open Source Software” means any Software licensed, provided, or distributed under any open-source or similar license, including any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation) (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL), Open Source Initiative, and the Apache License).

“Order” means any order, injunction, judgment, decree, ruling, assessment, or arbitration award of any Governmental Entity or arbitrator with binding authority.

“Permit” means any approval, exemption, consent, ratification, registration, waiver, authorization, license, permit, certificate or clearance issued, granted, given, or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Law.

“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity.

“Personal Information” has the same meaning as the term “personal data,” “personal information,” or the equivalent under applicable Data Security and Privacy Laws.

“PMMC Company(ies)” means each of (a) Philadelphia Medical Management Company LLC, a limited liability company organized under the laws of the Commonwealth of Pennsylvania; (b) Camber Spine; (c) Institute for Musculoskeletal Science and Education Ltd., a limited company organized under the laws of the Commonwealth of Pennsylvania; and (d) S1 Spine LLC, a limited liability company organized under the laws of the Commonwealth of Pennsylvania.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on (and including) the Closing Date.

“Pre-Closing Taxes” means (a) any Taxes of the Company with respect to any Pre-Closing Tax Period (and in the case of a Straddle Period, the portion of any Taxes of the Company ending on and including the Closing Date as calculated pursuant to Section 5.2(a)(iii)), (b) Taxes of the Sellers (including, without limitation, capital gains Taxes arising as a result of the transactions required by this Agreement); (c) Taxes for which the Company (or any predecessor thereof) is held liable under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) by reason of such entity being included in any consolidated, affiliated, combined or unitary group at any time before the Closing; (d) Taxes imposed on or payable by third parties with respect to which the Company has an obligation to indemnify such third party pursuant to a transaction consummated prior to the Closing (other than with respect to any commercial agreement the primary purpose of which does not relate to Taxes); and (e) Transfer Taxes for which the Sellers are responsible pursuant to Section 5.2(e); provided that Pre-Closing Taxes shall not include (I) any Taxes resulting from an election made under Sections 336 or 338 of the Code, (II) any Taxes incurred with respect to any transaction outside the ordinary course of business on the Closing Date after the Closing, (III) the portion of any Transfer Taxes borne by the Buyer pursuant to Section 5.2(e) or (IV) any Taxes (A) included in the definition of Indebtedness, (B) included in the definition of Company Transaction Expenses or (C) to the extent such Taxes were taken into account in determining the Final Closing Payment (or any component thereof)), in each case as finally determined.

“Privacy Policies” means all published, posted, and internal agreements and policies relating to the Company’s Processing of Personal Information or other Business Data.

“Pro Rata Portion” means with respect to each payment made by or to each Equityholder under this Agreement, each such holder’s portion of such payment, expressed as a percentage, pursuant to the certificate of incorporation of the Company, as applicable, (with each share of Common Stock subject to a Company Stock Option treated as an outstanding Share for such purpose) and set forth in the Payment Spreadsheet or Milestone Payment Spreadsheet, each as updated from time to time by the Sellers Representative in accordance with this Agreement.

“Process” or “Processing” or “Processed” means, with respect to data, the collection, use, accessing, storage, transfer, disclosure, disposal, or other processing of such data.

“Product Development Milestone” means the reasonable completion of the development and readiness for a limited market release of the VYRSA Pro MIS Single Use System, as reasonably determined by the Buyer.

“Property Taxes” means all real property Taxes, personal property Taxes and similar ad valorem Taxes.

“Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

“Registered Company IP” means all Company IP that is subject to any issuance registration, application or other filing by, to, with or under the authority of any Governmental Entity or authorized private registrar in any jurisdiction, including registered trademarks, domain names and registered copyrights, registered databases, issued and reissued patents and pending applications for any of the foregoing.

“Registrable Securities” means, if any, shares of Buyer Common Stock issued after the Closing pursuant to this Agreement as part of the Milestone Payments; provided, however, that shares of Buyer Common Stock shall cease to be Registrable Securities hereunder if and when (A) such Registrable Securities have been sold, transferred or otherwise disposed of pursuant to an effective registration statement registering such Registrable Securities under the Securities Act, (B) such Registrable Securities have been sold, transferred or otherwise disposed of pursuant to Rule 144 of the Securities Act (“Rule 144”) or (C) with respect to the Registrable Securities held by any particular Seller, such Seller holds a number of Registrable Securities less than the number of shares of Buyer Common Stock that can be sold by such Seller in a single 90-day period pursuant to Rule 144 (including Rule 144(e)).

“Regulatory Approval Milestone” means the receipt by the Company of FDA 510(k) Clearance of the Camber Sacroiliac (SI) Fixation System, where such FDA 510(k) Clearance includes an amended indications for use statement that does not include the requirement to use one or more SICONUS SI Joint Fixation System screws) during sacroiliac joint fusion as such requirement is currently set forth in FDA 510(k) Clearance #K203503.

“Release” means any actual release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, or disposing into the environment.

“Relevant Company(ies)” means the Company and each PMMC Company.

“Sanctioned Party” means (a) any Person listed on (i) any of the restricted party lists maintained by the U.S. Government, including the Specially Designated Nationals List and Foreign Sanctions Evaders List administered by the U.S. Department of Treasury’s Office of Foreign Assets Controls, the Denied Parties List, Unverified List or Entity List maintained by the U.S. Department of Commerce Bureau of Industry and Security, and the List of Statutorily Debarred Parties maintained by the U.S. State Department’s Directorate of Defense Trade Controls, (ii) the consolidated list of asset freeze targets designated by the United Nations, European Union, United Kingdom, Australia or any other applicable jurisdictions, or (iii) any other restricted party lists maintained by any Governmental Entity or agency in the United States, European Union, United Kingdom, Australia or any other applicable jurisdictions; or (b) any Person 50% or more owned (either individually or in the aggregate, directly or indirectly) by any Person or Persons described in clause (a).

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means any and all computer programs, operating systems, application systems, application programming interfaces, firmware or other software code of any nature, whether in machine-readable form, source code or a programming language or any other language or symbols, whether operational or under development, and any derivations, updates, enhancements, and customizations of any of the foregoing and related documentation, operating procedures, methods, tools, developers’ kits, utilities, developers’ notes, technical manuals, user manuals, build scripts, test scripts, and other documentation thereof, including comments and annotations related thereto, whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.

“SOX” means the Sarbanes-Oxley Act of 2002, as amended.

“Standard Software” means non-customized Software that is (i) licensed solely in executable or object code form or as a hosted subscription service pursuant to a nonexclusive, internal use software license; (ii) not incorporated into, or used directly in the development, manufacturing, or distribution of, any Company Product; and (iii) generally available on standard terms for either (x) annual payments by the Company of $25,000 or less; or (y) aggregate payments by the Company of $25,000 or less.

“Straddle Period” means any Tax period beginning before or on and ending after the Closing Date.

“Target Working Capital” means an amount equal to Eight Hundred Thousand Dollars ($800,000.00).

“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, escheat, environmental, customs duties, capital stock, branch profits, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add on minimum or estimated tax or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Authority” shall mean any Governmental Entity having or purporting to exercise jurisdiction with respect to any Tax.

“Tax Return” means any return, election, declaration, report, claim for refund, or information return or statement relating to Taxes, including any Schedule or attachment thereto and any amendment thereof.

“Technology” means any algorithms, diagrams, inventions (whether or not patentable), invention disclosures, know-how, trade secrets and other proprietary information, lab notebooks, prototypes, network configurations and architectures, methods, processes, formulae, compositions, routines, protocols, schematics, specifications, technical data, Software, mask works, user interfaces, databases and data collections, works of authorship, logos, marks and other brand elements (including brand names, product names and slogans), business plans, proposals, designs, customer data, financial information, pricing and cost information, bills of material, reports, performance data, quality data, and any other forms of technical information and technology, in each case whether or not registered with a Governmental Entity or embodied in any tangible form.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Amended and Restated License Agreement, the Intellectual Property Assignment Agreement, the Transition Services Agreement, the Paying Agent Agreement, the Restrictive Covenant Agreements, the Offer Letters, and the Contracts and other documents contemplated to be delivered or executed in connection herewith.

“Transaction Tax Deductions” means, without duplication, all income Tax deductions available to the Company that are, under a “more likely than not” standard (or at a higher level of confidence), deductible in a Pre-Closing Tax Period for U.S. federal income Tax purposes as a result of (a) the repayment of Indebtedness in connection with the transactions contemplated by this Agreement, (b) the payment of Company Transaction Expenses and payments of amounts that would have been Company Transaction Expenses but for the fact that they were paid prior to the Closing, any costs, expense or other liabilities included in the calculation of Working Capital or Indebtedness, any deduction for unamortized financing costs of a the Company and premium deductions arising from the repayment of indebtedness and any other costs or expenses, in each case, incurred in connection with the transactions contemplated by this Agreement, (c) the vesting or exercise of, or payments or incurrence of liability with respect to, any Company Stock Options, or other equity-based compensation arrangements arising from the transactions contemplated by this Agreement and (d) the payment of any fees or other costs and expenses associated with the transactions contemplated by this Agreement. For purposes of determining Transaction Tax Deductions, seventy percent (70%) of any success-based fees of the Company (as defined in Treasury Regulation Section 1.263(a)-5(f)), if any, shall be treated as deductible in accordance with Revenue Procedure 2011-29.

“VYRSA Pro MIS Single Use System” means the VYRSA Pro posterior approach SI Fusion allograft implant system, as approved by the FDA and as presented to the Buyer.

“Working Capital” means, as of any date of determination, the current assets (excluding Closing Cash) less the current liabilities of the Company as calculated according to the methodology set forth on Schedule 7.2(c) of the Disclosure Letter, each calculated in accordance with GAAP and agreed upon accounting practices; provided, that the definition of “Working Capital” shall not include (a) the Indebtedness Amount; (b) the Company Transaction Expenses; and (c) current non-income tax assets and liabilities.

“Working Capital Lower Collar” means Seven Hundred Thousand Dollars ($700,000.00).

“Working Capital Upper Collar” means Nine Hundred Thousand Dollars ($900,000.00).

ARTICLE VIII.

MISCELLANEOUS

8.1 Release.

(a) Each Seller on behalf of himself, herself or itself and each of his, her or its Affiliates, heirs, administrators, estates, executors, personal representatives, successors and assigns, or other Persons or entities claiming by, through, or under any of the foregoing (collectively, the “Releasing Party”), does hereby unconditionally and irrevocably release and forever discharge the Company and its Affiliates, heirs, administrators, estates, employee benefit plans and their fiduciaries, predecessors, officers, directors, stockholders, agents, executors, personal and other representatives, and successors and assigns (collectively, the “Released Parties”), effective as of the date hereof, from any and all Actions, causes of action, complaints, claims, demands, debts, damages, costs, Losses, penalties, attorneys’ fees, obligations, judgments, expenses, compensation, rights and liabilities of any nature whatsoever, in law or equity, whether known or unknown, contingent or otherwise (“Claims”), that the Releasing Party now has, may ever have had in the past or may have in the future against any of the Released Parties by reason of any act, omission, transaction, occurrence, conduct, circumstance, condition, harm, matter, cause or thing that has occurred or existed at any time from the beginning of time up to and including the date hereof, in each case that arise from or out of, are based upon or relate to (i) the Releasing Party’s capacity as a current or former stockholder of the Company, an officer, director, manager, employee or agent of any of the Released Parties, including, without limitation, any and all Claims that the Releasing Party may have against any of the Released Parties with respect thereto, whether pursuant to an alleged breach of any Contract, including any Transaction Document, or alleged breach of fiduciary duty or otherwise and (ii) the negotiation or execution of this Agreement or any of the other documents referenced in this Agreement, or the consummation of any of the transactions contemplated hereby or thereby; provided, however, that nothing contained in this Section 8.1 shall modify, waive, replace, supersede, or impair in any way (1) any claims of any Releasing Party under this Agreement, or any other Transaction Document to which such Releasing Party is a party or (2) any claims of any Releasing Party as of the date hereof under or as to: (i) any earned but unpaid wages or consulting fees, (ii) any right to reimbursement of business expenses incurred as of the date hereof that are reimbursable in accordance with the applicable Company policy, (iii) any accrued but unused vacation or paid-time-off days in accordance with the applicable Company policy, (iv) accrued or vested benefits the Releasing Party may have, if any, under any applicable plan, policy, practice, program, contract or agreement with the Company, (v) any indemnification or other protections owing to the Releasing Party under the Company’s organizational documents, any indemnification agreement between the Company and such Releasing Party or under any directors’ and officers’ liability insurance policy maintained by the Company, or (vi) any applicable Law that cannot be waived as a matter of law, (all Claims described in (1) and (2), “Excluded Claims”). The undersigned understands that this is a full and final general release of all such claims, demands, causes of action and liabilities of any nature whatsoever, other than Excluded Claims, whether or not known, suspected or claimed, that could have been asserted in any Action against any of the Released Parties.

(b) Each Releasing Party acknowledges that he, she or it is familiar with Section 1542 of the Civil Code of the State of California (“Section 1542”), which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

(c) Each Releasing Party hereby irrevocably and unconditionally waives and relinquishes any rights and benefits that such Releasing Party may have under Section 1542 or any similar or analogous statute or common law principle of any jurisdiction. Each Releasing Party acknowledges that he or she may hereafter discover facts in addition to or different from those that such Releasing Party now knows or believes to be true with respect to the subject matter of this release, but it is each Releasing Party’s intention to fully and finally and forever settle and release any and all Claims (other than Excluded Claims) that do now exist, may exist or heretofore have existed with respect to the subject matter of this release. In furtherance of this intention, the releases contained herein shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional or different facts.

8.2 No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, that any Person that is not a party to this Agreement but, by the terms of Article VI, is entitled to indemnification, shall be considered a third-party beneficiary of this Agreement, with full rights of enforcement as though such Person was a signatory to this Agreement.

8.3 Entire Agreement. This Agreement, including the exhibits and annexes hereto, the Disclosure Letter, and the other Transaction Documents, constitute the entire agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between such parties, written or oral, that may have related in any way to the subject matter hereof.

8.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns, but neither this Agreement nor any of the rights or obligations hereunder may be assigned (whether by operation of Law, through a change in control or otherwise) by the Company or the Sellers without the prior written consent of the Buyer.

8.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

8.6 Titles. The titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

8.7 Notices. All notices, requests, demands, claims and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given (i) when received if personally delivered; (ii) if transmitted by electronic mail; (iii) the Business Day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and (iv) five (5) Business Days after the date mailed by certified or registered mail, postage prepaid, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

If to the Sellers or the Sellers Representative:

Project Andy Newco, LLC

501 Allendale Road Suite 101B

King of Prussia, PA 19406

Attention: Daniel Pontecorvo

E-mail: [***]

with a copy (which shall not constitute notice) to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

3580 Carmel Mountain Road, Suite 300

San Diego, CA 92130

Attention: Jeremy Glaser

E-mail: [***]

If to the Buyer or the Company:

Nevro Corp.

1800 Bridge Parkway

Redwood City, CA 94065

Attention: General Counsel

E-mail: [***]

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

650 Town Center Drive, 20th Floor,

Costa Mesa, California 92626

Attention: Daniel E. Rees

Email: [***]

Any party hereto may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means. Any party hereto may change the address or facsimile number to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving each other party notice in the manner herein set forth.

8.8 Governing Law. This Agreement (and any claim or controversy arising out of or relating to this Agreement) shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

8.9 Consent to Jurisdiction.

(a) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware state court, or federal court of the United States of America, sitting in the County of New Castle in the State of Delaware, and any appellate court from any thereof, in any Action or proceeding arising out of or relating to the Transaction Documents delivered in connection therewith or the transactions contemplated thereby or for recognition or enforcement of any judgment relating thereto, and each party hereto hereby irrevocably and unconditionally (a) agrees not to commence any such Action or proceeding except in such courts; (b) agrees that any claim in respect of any such Action or proceeding may be heard and determined in such Delaware state court or, to the extent permitted by law, in such federal court; (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Action or proceeding in any such Delaware state or federal court; and (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such Action or proceeding in any such Delaware state or federal court. Each party hereto agrees that a final judgment in any such Action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 8.7. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by law.

(b) Waiver of Trial by Jury. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE TRANSACTION DOCUMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER; (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER; (C) IT MAKES SUCH WAIVER VOLUNTARILY; AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.9(b).

8.10 Amendment or Modification. This Agreement may not be amended except in a written instrument executed by the Buyer and the Sellers Representative. No amendment, supplement, modification, or waiver of this Agreement shall be binding unless executed in writing by the party hereto to be bound thereby.

8.11 Waivers. Except where a specific period for action or inaction is provided herein, neither the failure nor any delay on the part of any party hereto in exercising any right, power or privilege under this Agreement or any Transaction Document shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. The failure of a party hereto to exercise any right conferred herein within the time required shall cause such right to terminate with respect to the transaction or circumstances giving rise to such right, but not to any such right arising as a result of any other transactions or circumstances.

8.12 Specific Performance. The parties agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement in accordance with their specified terms or otherwise breach such provisions. Subject to the following sentence, the parties acknowledge and agree that (a) each of the Buyer and the Sellers Representative shall be entitled to an injunction, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without proof of damages, this being in addition to any other remedy to which the parties are entitled under this Agreement and (b) the right of specific enforcement in favor of the Buyer and the Sellers Representative is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties hereto would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that any other party has an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that neither the Buyer nor the Sellers Representative, when seeking an injunction to prevent breaches of this Agreement and/or to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.12, shall be required to provide any bond or other security in connection with any such Action. The parties hereto hereby acknowledge that, other than the Buyer and the Sellers Representative, no other party or any of their respective Affiliates shall be entitled to enforce specifically the terms and provisions of this Agreement.

8.13 Cumulative Remedies. All rights and remedies of any party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

8.14 Press Releases. The timing and content of all press releases and other public announcements to the Company’s customers, vendors and employees relating to the transactions contemplated by the Transaction Documents shall be determined by the Buyer; provided however, that the Buyer shall deliver to the Company copies of any press release to the extent announcing entry into this Agreement reasonably prior to the publication of such press release and shall consider any comments from the Company in good faith; provided further, that any party hereto may make any public disclosure required by Law (in which case the disclosing party will use its reasonable best efforts to advise the other parties hereto prior to making the disclosure).

8.15 Expenses. Except as otherwise provided in this Agreement, the Company shall bear all fees, costs and expenses (including, without limitation, fees, costs and expenses of legal counsel or other representatives and consultants and appraisal fees, costs and expenses) incurred by any party hereto in connection with the negotiation of the Transaction Documents, the performance of its obligations thereunder and the consummation of the transactions contemplated thereby. Notwithstanding the foregoing, without limitation, the Buyer shall be responsible for the payment of all fees of legal counsel to the Buyer directly related to the transactions contemplated herein. All such Company-borne expenses shall be accrued consistent with GAAP and reflected in the Draft Closing Date Balance Sheet (other than the Buyer’s expenses); provided, that if the transactions contemplated by the Transaction Documents are not consummated, each of the Buyer and the Company shall pay all of its own fees and expenses.

8.16 Construction.

(a) Each party hereto agrees that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. The parties hereto intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein (or is otherwise entitled to indemnification) in any respect, the fact that there exists another representation, warranty, or covenant (including any indemnification provision) relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached (or is not otherwise entitled to indemnification with respect thereto) shall not detract from or mitigate the fact that such party is in breach of the first representation, warranty, or covenant (or is otherwise entitled to indemnification pursuant to a different provision).

(b) The Disclosure Letter are hereby incorporated by reference into the Sections in which they are directly referenced and nothing in the Disclosure Letter shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Letter identify the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself) and the provision of monetary or other quantitative thresholds for disclosure on the Disclosure Letter does not and shall not be deemed to create or imply a standard of materiality hereunder. The Section headings contained herein are for reference purposes only and do not broaden or otherwise affect any of the provisions of the Agreement.

8.17 Severability of Provisions. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced as a result of any rule of law or public policy, all other terms and other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the greatest extent possible.

8.18 Sellers Representative.

(a) By virtue of the adoption of this Agreement, by the Company’s stockholders, and without further action of any Seller, each Seller shall be deemed to have irrevocably constituted and appointed (i) Project Andy Newco, LLC (and by execution of this Agreement such Person hereby accepts such appointment) to act as the Sellers Representative under this Agreement in accordance with the terms of this Section 8.18 and the Escrow Agreement and (ii) the Sellers Representative as agent and attorney-in-fact for and on behalf of the Sellers (in their capacity as such), with full power of substitution, to act in the name, place and stead of each Seller with respect to this Agreement, the Paying Agent Agreement and the Escrow Agreement and to facilitate the consummation of the transactions contemplated hereby, including the taking by the Sellers Representative of any and all actions and the making of any decisions required or permitted to be taken by the Sellers Representative under this Agreement, the Paying Agent Agreement and the Escrow Agreement and to accept on behalf of each Seller service of process and any notices required to be served on the Sellers. All such actions shall be deemed to be facts ascertainable outside the Agreement and shall be binding on the Sellers as a matter of contract Law. The power of attorney granted in this Section 8.18 is coupled with an interest and is irrevocable, may be delegated by the Sellers Representative and shall survive the death or incapacity of each Seller. In the event of the resignation, death or disability of the Sellers Representative, the Sellers may appoint a replacement Sellers Representative by a vote of the majority of the Shares, and any such successor shall succeed the Sellers Representative as Sellers Representative hereunder. For the avoidance of doubt, any compromise or settlement of any matter by the Sellers Representative hereunder shall be binding on, and fully enforceable against, all the Sellers. No bond shall be required of the Sellers Representative, and the Sellers Representative shall receive no compensation for its services.

(b) Upon the dissolution of the initial Sellers Representative appointed pursuant to Section 8.18(a), each of the Sellers acknowledges and agrees that Daniel A. Pontecorvo shall be the Sellers Representative (and, if both Project Andy Newco, LLC and Daniel A. Pontecorvo have been dissolved or died, become legally incapacitated or resigned, then such Person as is appointed by the Sellers who held a majority of the outstanding Shares immediately prior to the Closing); provided, that no change in the Sellers Representative shall be effective prior to the delivery to the Buyer of written notice thereof from the Sellers who held a majority of the Shares immediately prior to the Closing. The Sellers Representative may resign at any time; provided, that it must provide the Sellers who held a majority of the Shares immediately prior to the Closing thirty (30) days’ prior written notice of such decision to resign.

(c) Any and all actions taken or not taken, exercises of rights, power or authority and any decision or determination made by the Sellers Representative in connection herewith shall be absolutely and irrevocably binding upon the Sellers as if such Person had taken such action, exercised such rights, power or authority or made such decision or determination in its individual capacity, and the Paying Agent, the Escrow Agent and the Buyer may rely upon such action, exercise of right, power, or authority or such decision or determination of the Sellers Representative as the action, exercise, right, power, or authority, or decision or determination of such Person, and no Seller shall have the right to object, dissent, protest or otherwise contest the same. The Buyer is hereby relieved from any liability to any Person for any acts done by the Sellers Representative and any acts done by the Buyer in accordance with any decision, act, consent, or instruction of the Sellers Representative.

(d) The Sellers Representative will incur no liability of any kind to any Indemnifying Party with respect to any action or omission by the Sellers Representative in connection with its services pursuant to this Agreement and any other Transaction Document, except in the event of Liability directly resulting from the Sellers Representative’s Fraud, gross negligence or willful misconduct. The Sellers Representative shall not be liable for any action or omission pursuant to the written advice of reputable counsel. The Seller Indemnifying Parties will indemnify, defend and hold harmless the Sellers Representative from and against any and all Losses, liabilities, damages, claims, penalties, fines, forfeitures and actions, and documented fees, costs and expenses incurred by the Sellers Representative (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Sellers Representative’s execution and performance of this Agreement and any other Transaction Document, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of, or Fraud by, the Sellers Representative, the Sellers Representative will reimburse the Seller Indemnifying Parties the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct or Fraud. Representative Losses may be recovered by the Sellers Representative from (i) the funds in the Expense Fund and (ii) any other funds that become payable to the Seller Indemnifying Parties under this Agreement at such time as such amounts would otherwise be distributable to the Seller Indemnifying Parties; provided, that while the Sellers Representative may be paid from the aforementioned sources of funds, this does not relieve the Seller Indemnifying Parties from their obligation to promptly pay such Representative Losses as they are suffered or incurred. In no event will the Sellers Representative be required to advance its own funds on behalf of the Seller Indemnifying Parties or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of the Seller Indemnifying Parties set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Sellers Representative under this section. The foregoing indemnities will survive the Closing, the resignation or removal of the Sellers Representative or the termination of this Agreement.

(e) The Expense Fund will be used for any expenses incurred by the Sellers Representative. The Sellers Representative will hold these funds separate from its corporate funds or personal funds, as may be applicable, and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Sellers Representative’s responsibilities, the Sellers Representative will deliver any remaining balance of the Expense Fund to the Paying Agent for further distribution to the Sellers. For Tax purposes, the Expense Fund will be treated as having been received and voluntarily set aside by the Sellers at the time of Closing.

8.19 Provision Respecting Legal Representation; Attorney-Client Privilege.

(a) If the Sellers Representative so desires, acting on behalf of the Sellers, Optionholders and Noteholders and without the need for any consent or waiver by the Company or the Buyer, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (“Mintz”) shall be permitted to represent each and any Seller, Optionholder and Noteholder and each of their respective Affiliates (collectively, the “Holder Group”) after the Closing in connection with any matter, including without limitation, anything related to the transaction contemplated hereby or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, Mintz shall be permitted to represent the members of the Holder Group, or any one or more of them, in connection with any negotiation, transaction or dispute (including any litigation, arbitration or other adversarial proceeding) with the Buyer and the Company or any of their respective representatives under or relating to this Agreement or the Transaction Documents, the transaction contemplated hereby, and any related matter. Without waiving any attorney-client privilege in connection with the period prior to Closing, upon and after the Closing, the Company shall cease to have any attorney-client relationship with Mintz, unless and to the extent Mintz is specifically engaged in writing by the Company to represent it after the Closing. Any such representation of the Company by Mintz after the Closing shall not affect the foregoing provisions hereof.

(b) For good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the Buyer, for itself and on behalf of any its Affiliates and subsidiaries (including without limitation, the Company), hereby transfers and assigns to the Holder Group any and all rights, privileges and ownership of any and all attorney-client privilege, attorney work product, legal advice and any other expectation of client confidentiality, in any form or format whatsoever, solely with respect to the evaluation, negotiation, documentation, execution, delivery, consummation and performance of this Agreement and the other Transaction Documents, the transaction contemplated hereby and any dispute or proceeding arising under or in connection thereto that, immediately prior to the Closing, would be deemed to be privileged communications between the Holder Group and the Company (collectively, the “Seller Parties”), on the one hand, and the Seller Parties’ counsel, including, without limitation, Mintz, on the other hand, and would not be subject to disclosure to the Buyer or the Company in connection with any process relating to a dispute arising under or in connection with this Agreement or the Transaction Documents or otherwise as a result of the Seller Parties and the Buyer or the Company or their respective Affiliates being adverse to each other prior to the Closing (the “Closing Legal Communications”). The rights and privileges of the Closing Legal Communications shall be controlled, and waiver thereto may only be approved, by the Sellers Representative in writing. If there is a dispute between the Buyer or the Company and a third party, the Buyer and/or the Company may assert privilege against such third party with respect to the Closing Legal Communications but may not waive such privilege without the prior written consent of the Sellers Representative. If the Buyer or the Company or any of their respective Affiliates is required by any legal proceeding or Governmental Entity to disclose any Closing Legal Communications notwithstanding anything herein to the contrary, the Buyer or the Company, as the case may be, shall be entitled to disclose such Closing Legal Communications and shall notify the Sellers Representative as soon as reasonably practicable after furnishing such information.

* * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BUYER

NEVRO CORP.

By:	/s/ Kevin Thornal
Name:	Kevin Thornal
Title:	Chief Executive Officer & President

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY

INTERVENTIONAL PAIN TECHNOLOGIES, INC. D/B/A VYRSA TECHNOLOGIES

By:	/s/ Daniel Pontecorvo
Name:	Daniel Pontecorvo
Title:	Co-Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PHILADELPHIA MEDICAL MANAGEMENT COMPANY, LLC

By:	/s/ Daniel Pontecorvo
Name:	Daniel Pontecorvo
Title:	Founder

CAMBER SPINE TECHNOLOGIES, LLC

By:	/s/ Daniel Pontecorvo
Name:	Daniel Pontecorvo
Title:	Co-Founder

INSTITUTE FOR MUSCULOSKELETAL SCIENCE AND EDUCATION, LTD.

By:	/s/ Gary DiGiovanni
Name:	Gary DiGiovanni
Title:	Trustee

S1 SPINE LLC

By:	/s/ Daniel Pontecorvo
Name:	Daniel Pontecorvo
Title:	Partner

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLERS REPRESENTATIVE

PROJECT ANDY NEWCO, LLC

By:	/s/ Daniel Pontecorvo
Name:	Daniel Pontecorvo
Title:	Manager

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER

DANIEL PONTECORVO

By:	/s/ Daniel Pontecorvo

Number of Common Stock Owned: [***]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER

CRESTCO CAPITAL LLC

By:	/s/ Jennifer Morris
Name:	Jennifer Morris
Title:	Managing Member

Number of Common Stock Owned: [***]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER

BOWEN DAVIS TRUST

By:	/s/ Noble Anderson
Name:	Noble Anderson
Title:	Trustee - Bowen Davis Trust

Number of Common Stock Owned: [***]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER

EARL FENDER

By:	/s/ Earl Fender

Number of Common Stock Owned: [***]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER

GREG BAILEY

By:	/s/ Greg Bailey

Number of Common Stock Owned: [***]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER

GERALD MCGEE

By:	/s/ Gerald McGee

Number of Common Stock Owned: [***]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER

NOBLE ANDERSON AND JOY ANDERSON

By:	/s/ Noble Anderson and Joy Anderson

Number of Common Stock Owned: [***]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER

MLF HOLDINGS LLC

By:	/s/ Michael Fernandez
Name:	Michael Fernandez
Title:	Shareholder

Number of Common Stock Owned: [***]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER

TERRY HARVEY

By:	/s/ Terry Harvey

Number of Shares Underlying Options Owned: [***]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER

SYLVAN GATTI

By:	/s/ Sylvan Gatti

Number of Shares Underlying Options Owned: [***]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER

MEHUL DESAI

By:	/s/ Mehul Desai

Number of Shares Underlying Options Owned: [***]